FLEXTRONICS INTERNATIONAL LTD.

July 14, 2009

OFFER TO EXCHANGE
CERTAIN STOCK OPTIONS
FOR REPLACEMENT STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at
2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless extended.

This Offer to Exchange Certain Stock Options for Replacement Stock Options (this “Offer to Exchange”) by Flextronics International Ltd., a company incorporated under the laws of the Republic of Singapore (company registration no.: 199002645H) (“Flextronics,” and, together with its subsidiaries, the “Company,” “we,” “us” or “our”), relates to a stock option exchange offer (the “Exchange Offer”) under which eligible employees will have the opportunity to voluntarily exchange their eligible stock options granted under certain of the Company’s current, prior and assumed equity incentive plans for a lesser number of replacement stock options to be granted under one of the Company’s current equity incentive plans with new exercise prices equal to the closing price of our ordinary shares on the date of grant. Generally, you are an “eligible employee” if you are:

•	A U.S. or non-U.S. employee who holds eligible stock options;

•	Actively employed on the date the Exchange Offer commences and remain employed through the date the replacement stock options are granted;

•	Not a member of Flextronics’s Board of Directors; and

•	Not an executive officer of Flextronics.

Although we intend to include most of our non-U.S. employees in the Exchange Offer, we have excluded some employees in those jurisdictions where local law, administrative burden or similar considerations would make their participation in the program illegal, inadvisable or impractical and where exclusion otherwise is consistent with our compensation policies with respect to those jurisdictions. A list of the jurisdictions which are not included in the Exchange Offer is provided in Schedule A attached hereto; employees whose principal place of residence for tax purposes is one of the jurisdictions listed on Schedule A are not considered eligible employees for purposes of the Exchange Offer. In addition, we reserve the right to withdraw the Exchange Offer in any other jurisdiction where we determine it is not feasible or practicable for employees to participate consistent with our compensation policies with respect to such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will tenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction.

If you are an eligible employee and any of your stock options meet the following criteria, then such options are “eligible options” that you may elect to exchange in the Exchange Offer:

•	The exercise price of your stock options is at least $10.00 per share;

•	Your stock options are outstanding as of the date of grant of the replacement options; and

•	Your stock options were granted at least 12 months prior to the commencement date of the Exchange Offer.

For purposes of the Exchange Offer, the term “option” generally refers to a stock option to purchase one ordinary share of Flextronics.

Eligible options are outstanding under each of our 2001 Equity Incentive Plan (the “2001 Plan”), our 2002 Interim Incentive Plan (the “2002 Plan”), our 2004 Award Plan for New Employees (the “2004 Plan”), the Solectron Corporation 2002 Stock Plan (the “SLR Plan”), and the following prior and assumed stock plans: our 1993 Share Option Plan (the “1993 Plan”), the Chatham Technologies, Inc. 1997 Stock Option Plan (the

“Chatham Plan”), The Dii Group, Inc. 1994 Stock Incentive Plan (the “Dii Plan”) and the Palo Alto Products International Pte., Ltd. 1996 Share Option Plan (the “Palo Alto Plan” and, together with the 1993 Plan, the Chatham Plan and the Dii Plan, the “Consolidated Plans”). We refer to the 2001 Plan, the 2002 Plan, the 2004 Plan, the SLR Plan and the Consolidated Plans herein collectively as the “Plans.” Replacement options will be granted under the 2001 Plan, the 2002 Plan or the SLR Plan. For additional information, see the section below under “The Exchange Offer – Source and Amount of Consideration; Terms of Replacement Options.”

If you choose to participate in the Exchange Offer and surrender eligible option grants for exchange, and if we accept your surrendered eligible option grants, you will receive replacement option grants that will have the following material differences from your surrendered eligible option grants:

•	You will receive a lesser number of replacement options. The number of replacement options will be based on an exchange ratio designed to result in the fair value of the replacement options being approximately equal in the aggregate to the fair value of the options that are surrendered for cancellation in the exchange, assuming that all eligible options are exchanged.

•	The exercise price for the replacement options will be equal to the closing price of our ordinary shares on the date the replacement options are granted (expected to be August 11, 2009, subject to any extension of the Exchange Offer), as reported on the NASDAQ Global Select Market. We expect the exercise price for the replacement options to be lower than the exercise price of the options that will be surrendered for exchange.

•	All replacement option grants will be subject to a vesting schedule of two, three or four years, depending on the existing vesting schedule, at the time of grant of the replacement options, of the eligible option grants surrendered for cancellation in the exchange.

•	All replacement options will be non-qualified stock options for U.S. federal income tax purposes and will have an exercise term of seven years from the date on which they are granted.

•	The replacement options will be subject to the terms and conditions of the applicable Plan and award agreement under which they are granted.

Participation in the Exchange Offer is completely voluntary and eligible employees may exchange all or none of their eligible options on a grant-by-grant basis. Eligible options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled and the replacement options will be granted promptly following the expiration date of the Exchange Offer. If an employee declines to participate in the Exchange Offer with respect to all or a portion of his or her eligible option grants, all existing options that are not surrendered will remain outstanding subject to their existing terms, including vesting schedules, expiration dates and exercise prices.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible options for exchange in the Exchange Offer.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “FLEX.” On July 13, 2009, the closing price of our ordinary shares on the NASDAQ Global Select Market was $4.34 per share. The current market price of our ordinary shares, however, is not necessarily indicative of future prices, and we cannot predict what the closing price of our ordinary shares will be on the date the replacement options are granted. We recommend that you obtain current market quotations for our ordinary shares before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible options being surrendered for exchange or a minimum number of eligible employees participating.

If you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must access the Exchange Offer website at Flextronics.equitybenefits.com and follow the instructions provided on the website. The website will also provide you with certain information about your eligible options, including the grant dates, the exercise prices and the applicable exchange ratios.

If you are not able to submit your election electronically by using the Exchange Offer website as a result of technical failures of the website, such as the website being unavailable or not accepting your election, or if you do not otherwise have access to the website for any reason, you must complete a paper election form and return it to the Company by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513. To obtain a paper election form, please contact the Company by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513, stating your first and last name, the ID number used to access your employee options account with UBS Financial Services Inc., your telephone number and your e-mail address if one is available.

You must complete the election process in the foregoing manner before 2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless we extend the expiration date of the Exchange Offer (we refer to this deadline, as it may be extended, as the “Expiration Time”). We will not accept delivery of any election after expiration of the Exchange Offer. You may change or withdraw your election to participate in the Exchange Offer at any time before the offer expires by completing a new electronic election or by submitting a new paper election form, in each case in the manner described above. Elections delivered by any other means, including inter-office mail, hand-delivery, U.S. mail or other post or delivery service, will not be accepted by the Company.

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section below captioned “The Exchange Offer – Conditions of the Exchange Offer.” Neither Flextronics nor its Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for replacement options in the Exchange Offer. You must make your own decision as to whether you should surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible options and are subject to taxation in a country other than the United States, please refer to Schedule C attached to this Offer to Exchange for further details regarding tax consequences and other issues for employees subject to tax outside of the United States. In addition, if you were granted eligible options while you resided in the Netherlands and subsequently transferred to the United States or elsewhere, please refer to the appropriate section in Schedule C for the Netherlands Guide to Tax Issues for further details regarding the potential tax consequences of the exchange of your eligible options. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about this Offer to Exchange or requests for copies of this Offer to Exchange and the other documents relating to the Exchange Offer by e-mail to stock.admin@flextronics.com, by telephone to +1 (408) 956-6731 or by sending a facsimile to +1 (303) 927-4513.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

-i-

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange and the other related documents referred to herein. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange and to other portions of the document where you can find a more complete description of the topics in this summary.

II. ADMINISTRATION AND TIMING OF THE EXCHANGE OFFER

Q29	How long do I have to decide whether to participate in the Exchange Offer?	9

Q30	How do I participate in the Exchange Offer?	9

Q31	When and how can I withdraw previously surrendered options?	10

Q32	How will I know if my election form or my notice of withdrawal has been received?	10

Q33	What will happen if I do not submit my election form by the deadline?	10

III. OTHER IMPORTANT QUESTIONS

Q34	Will I owe taxes if I participate in the Exchange Offer?	10

Q35	Will my replacement options be incentive stock options or non-qualified stock options for U.S. federal income tax purposes?	11

Q36	How will income and employment tax withholding be handled?	11

Q37	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	11

I.	DESIGN AND PURPOSE OF THE EXCHANGE OFFER

Q1.	What is the Exchange Offer?

Beginning on July 14, 2009 and ending at 2:00 p.m., Pacific Time, on August 11, 2009, unless we extend the offer, each eligible employee (described in Question 3 below) may decide to exchange their eligible options (described in Question 4 below) for a lesser number of replacement options (described in Question 5 below) with exercise prices equal to the closing price of our ordinary shares on the date of grant. The number of replacement options an eligible employee will receive in exchange for an eligible option grant will be determined by the exchange ratio (described in Question 13 below) applicable to that option. Replacement options will be subject to a new vesting schedule (described in Question 9 below), even if the eligible options surrendered for cancellation in the Exchange Offer are fully vested.

Participation in this Exchange Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Exchange Offer, you will not receive the replacement options described in this offer, and your outstanding eligible options will remain outstanding in accordance with their current terms and conditions, including vesting schedules, expiration dates, exercise prices and other applicable terms.

Q2.	Why is Flextronics making the Exchange Offer?

The Board of Directors of Flextronics believes that the Exchange Offer will help us retain our employees as well as provide them with an additional incentive during these difficult economic times by allowing them the opportunity to exchange their options with exercise prices substantially greater than the current trading price of our ordinary shares (referred to herein as “underwater” options) for a lesser number of replacement options that will have exercise prices equal to the closing price of our ordinary shares on the date of grant of such replacement options.

The price of our ordinary shares, along with that of other North American electronics manufacturing services (“EMS”) companies, has been significantly impacted by the worldwide economic downturn. These market factors have contributed to substantially all employee options granted by us prior to December 2008 being significantly underwater, particularly options that we have granted to our employees over the last seven years. As of July 13, 2009, exercise prices for outstanding underwater options that would be eligible to be surrendered for cancellation pursuant to the Exchange Offer ranged from $10.07 to $29.94, and are approximately 2.3 to 6.9 times above $4.34 per share, the closing price of our ordinary shares on the NASDAQ Global Select Market on such date. Our Board of Directors believes that these underwater options provide little motivational or retention value for our existing employees.

See Section 1, “Purpose of the Exchange Offer,” for more information.

Q3.	Am I eligible to participate in the Exchange Offer?

The Exchange Offer will be open to all active U.S. and non-U.S. employees of Flextronics and its subsidiaries who hold eligible options, except as described below. Although we intend to include most of our non-U.S. employees in the Exchange Offer, we have excluded some employees in those jurisdictions where local law, administrative burden or similar considerations would make their participation in the program illegal, inadvisable or impractical and where exclusion otherwise is consistent with our compensation policies with respect to those jurisdictions. A list of the jurisdictions which are not included in the Exchange Offer is provided in Schedule A attached hereto; employees whose principal residence for tax purposes is one of the jurisdictions listed on Schedule A are not considered eligible employees for purposes of the Exchange Offer. In addition, we reserve the right to withdraw the Exchange Offer in any other jurisdiction where we determine it is not feasible or practicable for employees to participate consistent with our compensation policies with respect to such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will tenders of eligible options be accepted from or on behalf of, employees in that jurisdiction.

To be eligible, an individual must be employed on the date the Exchange Offer commences and must remain actively employed through the date that replacement options are granted. The Exchange Offer is not open to members of Flextronics’s Board of Directors or its executive officers, each of whom is listed on Schedule B attached hereto.

See Section 2, “Eligible Employees,” for more information.

Q4.	Which options may I exchange in the Exchange Offer?

To be eligible for exchange in the Exchange Offer, an option must: (a) have an exercise price of at least $10.00 per share, (b) be outstanding (i.e., they have not expired or been exercised) as of the date of grant of the replacement options and (c) have been granted at least 12 months prior to the commencement date of the Exchange Offer.

See Section 3, “Eligible Options,” for more information.

Q5.	Are there any differences between the replacement options and the eligible options that may be surrendered for cancellation in the Exchange Offer?

If you choose to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, you will receive replacement options that will have substantially the same terms and conditions as the eligible options you surrendered, except that:

•	You will receive a lesser number of replacement options. The number of replacement options will be based on an exchange ratio designed to result in the fair value of the replacement options being approximately equal in the aggregate to the fair value of the options that are surrendered for cancellation in the exchange, assuming that all eligible options are exchanged.

•	The exercise price for the replacement options will be equal to the closing price of our ordinary shares on the date the replacement options are granted (expected to be August 11, 2009, subject to any extension of the Exchange Offer) as reported on the NASDAQ Global Select Market.

•	All replacement option grants will be subject to a vesting schedule of two, three or four years, depending on the existing vesting schedule, at the time of grant of the replacement options, of the eligible option grants surrendered for cancellation in the exchange.

•	All replacement options will be non-qualified stock options for U.S. federal income tax purposes and will have an exercise term of seven years from the date on which they are granted.

•	The replacement options will be subject to the terms and conditions of the applicable Plan and award agreement under which they are granted. All replacement options will be granted under either the 2001 Plan, the 2002 Plan or the SLR Plan. Replacement options granted in exchange for options originally granted under the 2002 Plan and the SLR Plan will be granted under the 2002 Plan and the SLR Plan, respectively. Replacement options granted in exchange for options originally granted under the 2004 Plan will be granted under the 2001 Plan, the 2002 Plan or the SLR Plan, in the reasonable discretion of the Company and consistent with the terms of each such Plan. All replacement options granted in exchange for options originally granted under the 2001 Plan or the Consolidated Plans will be granted under the 2001 Plan.

See Section 4, “Exchange Ratios” and Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” for more information. Please also refer to Schedule C and the non-U.S. form of option agreement (and any country-specific appendices) for additional terms and conditions that apply to the replacement options.

Q6.	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 10, “Conditions of the Exchange Offer.” The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating in the Exchange Offer. If any of the events described in Section 10 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the Expiration Time.

For additional information, see Section 11, “Extension of the Exchange Offer; Termination; Amendment”.

Q7.	What will be the exercise price per share of the replacement options?

All replacement options will be granted with an exercise price equal to the closing price of our ordinary shares on the date the replacement options are granted (expected to be August 11, 2009, subject to any extension of the Exchange Offer) as reported on the NASDAQ Global Select Market.

Q8.	If I elect to participate and my surrendered eligible options are accepted, when will I receive my replacement options?

Subject to the terms and conditions of this Offer to Exchange, we will cancel all properly surrendered eligible options and grant the replacement options promptly after the expiration of the Exchange Offer. The scheduled expiration of the Exchange Offer is 2:00 p.m., Pacific time on Tuesday, August 11, 2009, and we expect to accept and cancel all properly surrendered eligible options, and grant the replacement options, on that date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the replacement option grant date will be similarly extended. The replacement options will appear in your employee options account with UBS Financial Services Inc., and new option agreements governing the terms of the replacement options will be delivered to you, as soon as reasonably practicable following the replacement option grant date.

Q9.	When will the replacement options vest?

All replacement option grants will be subject to a vesting schedule of two, three or four years, depending on the existing vesting schedule, at the time of grant of the replacement options, of the option grants that are surrendered for cancellation in the exchange:

Time Remaining in Existing Vesting Schedule:	New Vesting Schedule:

Two Years or Less (including fully vested option grants)	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)

Two – Three Years	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)

Three – Four Years	Four Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter)

Q10.	What if I elect to participate in the Exchange Offer and then leave Flextronics before the replacement options are granted?

If you elect to participate in the Exchange Offer and your active employment terminates for any reason before the replacement option grant date, your exchange election will be cancelled and you will not receive replacement options. If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.

Neither the Exchange Offer nor anything in this Offer to Exchange should be construed to confer upon you the right to remain an employee of Flextronics or any of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement option grant date or thereafter.

Q11.	What if I elect to participate in the Exchange Offer and then leave Flextronics after the replacement options are granted?

If you elect to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, your replacement options will be granted on the replacement option grant date, which is expected to be August 11, 2009, subject to any extension of the Exchange Offer. If your employment terminates for any reason after the new replacement option grant date, the terms and conditions of any replacement options granted in the Exchange Offer will apply, including the vesting terms.

See Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” for more information.

Q12.	What does it mean to exchange on a grant-by-grant basis?

Generally, when we grant options to an employee, the option “grant” will have more than one underlying option. For example, an employee might receive an option grant with 100 underlying options. All of such 100 options would have been granted on the same date with the same exercise price. The employee may receive multiple option grants during their career with the Company. For example, an employee who received 100 options on one date may receive 250 options on a later grant date.

When we state that employees will be permitted to exchange eligible options for replacement options on a grant-by-grant basis, we mean that you can elect to exchange either all or none of the outstanding options underlying a particular grant. Using the example above of two option grants, one with 100 underlying options and the other with 250 underlying options, assuming the options were eligible options and all options were still outstanding, you could elect to surrender the entire first option grant of 100 options, the entire second option grant of 250 options, both option grants in full or neither option grant. However, you could not elect to surrender, for example, only a portion of the 100 options from the first grant. Nevertheless, as discussed in Q23 below, if you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant can be exchanged in the Exchange Offer.

Q13.	If I elect to participate and my surrendered options are accepted, how many replacement options will I receive in exchange?

The number of replacement options that you receive will depend on the exercise price(s) of your surrendered eligible options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in the fair value of the replacement options being approximately equal in the aggregate to the fair value of the options that are surrendered for cancellation in the exchange, assuming that all eligible options are exchanged. We used a standard valuation model to determine the actual exchange ratios. If, after the exchange of eligible options in any particular option grant, you would be left with a fractional option, we will round down to the nearest whole option and cancel any fractional options.

If the Per Share Exercise Price of an Eligible Option	The Exchange Ratio Is
Grant Is	(Eligible Options to Replacement Options)

$10.00 to $11.99	1.50 to 1
$12.00 or More	2.40 to 1

Note that the exchange ratios apply to each of your eligible option grants separately. This means that the various stock option grants that you have received may be subject to different exchange ratios. For additional information, see Section 4, “Exchange Ratios.”

Q14.	Can I exchange a portion of an eligible option grant?

No. As described above in Q12, eligible employees are only permitted to exchange eligible options for replacement options on a grant-by-grant basis. No partial exchanges of an option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange all of the outstanding (i.e., unexercised) options underlying that particular option grant. If you attempt to exchange a portion but not all of the underlying options of an eligible option grant, your election form will be rejected.

For example, if you have an eligible option grant with 100 underlying options, you can elect to exchange all or none of the 100 options. However, you cannot elect to exchange only a portion of the 100 underlying options.

Q15.	Why isn’t the exchange ratio simply one-for-one?

We believe the exchange ratios must balance the interests of both our employees and our shareholders. As a result, we have designed the exchange ratios so that the exchange of options in the Exchange Offer is value neutral from an accounting perspective, which should allow the Company to avoid having to incur any material amount of incremental compensation expense. A value neutral exchange requires that the fair value of the replacement options, as determined based on our option pricing model, is approximately equal to the fair value, in the aggregate, of the eligible options surrendered for exchange. Consequently, using our option pricing model and the trading price of our ordinary shares on July 10, 2009, a value neutral exchange requires that more options be surrendered than are granted in the exchange, since the model assumes, among other things, that the replacement options will be granted with exercise prices substantially lower than the exercise prices of the surrendered options and will result in a greater potential for the recipient to realize value from the exercise of such options.

See Section 4, “Exchange Ratios,” for additional information.

Q16.	When will my replacement options expire?

All replacement options will have a term of seven years. For example, if your replacement options are granted on August 11, 2009, you will have until August 11, 2016 to exercise your replacement options (assuming you remain employed through that period).

Q17.	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding options, including options eligible for the Exchange Offer, and you will not receive replacement options in the Exchange Offer. No changes will be made to the terms of your current options if you decline to participate. If you decide not to surrender any of your eligible options for exchange in the Exchange Offer, you do not need to do anything.

Q18.	How should I decide whether to exchange my eligible options for replacement options?

We are providing you with as much information as we consider appropriate to assist you in making your own informed decision regarding participation in the Exchange Offer. However, we encourage you to seek further advice from your tax, financial and legal advisors. No one from the Company is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q19.	Why can’t Flextronics just grant eligible employees additional options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our shareholders that would result if we granted employees additional options to supplement their underwater options. Granting more options would increase the number of outstanding options relative to our outstanding ordinary shares

(sometimes called “option overhang”), which we do not believe would be in the best interests of our shareholders. In addition, issuing new options without canceling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options. This would decrease our earnings, as reported under generally accepted accounting principles in the U.S., and would have the potential to negatively impact our stock price.

Q20.	How do I find out how many eligible options I have and what their exercise prices are?

You can login to your employee options account with UBS Financial Services Inc. to see all of your outstanding options, including their exercise price, terms and when they expire. In addition, the Exchange Offer website at Flextronics.equitybenefits.com will provide you with certain information about your eligible options, including the grant dates, the expiration dates, the exercise prices and vesting information.

See Section 6, “Procedures for Electing to Exchange Options,” for additional information.

Q21.	Can I exchange options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding options that are eligible under the Exchange Offer. You will not be able to exchange ordinary shares of Flextronics that you own outright.

Q22.	May I exchange unvested options?

Yes. Your eligible options do not need to be vested in order for you to exchange them in the Exchange Offer. However, if you choose to surrender for exchange a particular eligible option grant, you must surrender the entire eligible option grant, both the vested and unvested portions.

Q23.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible option grant can be exchanged in the Exchange Offer. For example, if you received an option grant of 100 options and have exercised 25 of the options, you may surrender the remaining 75 of the options in exchange for replacement options in the Exchange Offer or you may elect to keep the remaining 75 options subject to their existing terms and conditions.

Q24.	What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible options and you are on an authorized leave of absence on the replacement option grant date, you will be entitled to receive replacement options on the replacement option grant date as long as all other eligibility requirements are met.

Q25.	What happens if, after the grant date of the replacement options, my replacement options end up being underwater again?

The Exchange Offer is a one-time opportunity and we do not expect to offer our employees another chance to exchange underwater stock options. Furthermore, we can provide no assurance as to the price of our ordinary shares at any time in the future. However, if your replacement options do become underwater at some point in the future, the options that you surrendered for exchange in the Exchange Offer would also have been underwater if you had retained them. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this Exchange Offer, you will not have another similar opportunity.

Q26.	What happens to eligible options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on eligible options that you choose not to surrender or on eligible options that are not accepted for exchange in the Exchange Offer.

Q27.	If I surrender eligible options in the Exchange Offer, will I be required to give up all of my rights to the surrendered eligible options?

Yes. On the expiration of the Exchange Offer, any options that you surrender in exchange for replacement options, and which we accept for exchange, will be cancelled. Once the exchange has occurred, you will no longer have any rights under those surrendered eligible options.

Q28.	Will I be required to enter into a new award agreement for my replacement options if I surrender eligible options in the Exchange Offer?

Yes. If you elect to surrender any of your eligible option grants in exchange for replacement option grants, any award agreements applicable to your surrendered option grants will be terminated in the exchange and you will no longer have any rights under such agreements. It is a condition of your participation in the Exchange Offer and your receipt of replacement option grants in the exchange that you enter into a new award agreement covering your replacement option grants. Forms of the new award agreements were filed as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC and to which this Offer to Exchange relates.

See Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” for more information.

II.	ADMINISTRATION AND TIMING OF THE EXCHANGE OFFER

Q29.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 2:00 p.m., Pacific time on Tuesday, August 11, 2009. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern time on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the replacement stock option grant date will be similarly extended.

See Section 11, “Extension of the Exchange Offer; Termination; Amendment,” for more information.

Q30.	How do I participate in the Exchange Offer?

If you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must access the Exchange Offer website at Flextronics.equitybenefits.com and follow the instructions provided on the website.

If you are not able to submit your election electronically by using the Exchange Offer website as a result of technical failures of the website, such as the website being unavailable or not accepting your election, or if you do not otherwise have access to the website for any reason, you must complete a paper election form and return it to the Company by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513. To obtain a paper election form, please contact the Company by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513, stating your first and last name, the ID number used to access your employee options account with UBS Financial Services Inc., your telephone number and your e-mail address if one is available.

You must complete the election process in the foregoing manner before the Expiration Time of the Exchange Offer. We will not accept delivery of any election after expiration of the Exchange Offer. Elections delivered by any other means, including inter-office mail, hand-delivery, U.S. mail or other post or delivery service, will not be accepted by the Company.

See Section 6, “Procedures for Electing to Exchange Options,” for additional information.

Q31.	When and how can I withdraw previously surrendered eligible stock options?

You may change your election at any time before the Expiration Time. If you wish to change or withdraw your election to participate in the Exchange Offer, you must access the Exchange Offer website at Flextronics.equitybenefits.com and complete a new electronic election before the Expiration Time. If you are not able to submit a new electronic election through the website for any reason, such as the website being unavailable or not accepting your new election, or if you do not otherwise have access to the program website for any reason, you must complete a paper election form and return it to Flextronics by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513 before the Expiration Time. To obtain a paper election form, please contact Flextronics by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513.

See Section 7, “Withdrawal Rights and Change of Election” for more information.

Q32.	How will I know if my election form or my notice of withdrawal has been received?

We intend to confirm your elections by e-mail within two business days of the receipt of your electronic election or paper election form. However, you are responsible for properly making your elections. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. Only elections that are made electronically or in paper form that are complete, signed electronically or manually, and actually received by us electronically or in paper form by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513 before the Expiration Time will be accepted. Documents submitted by any other means, including inter-office mail, hand-delivery, U.S. mail or other post or delivery service, are not permitted.

Q33.	What will happen if I do not submit my election form by the deadline?

Elections that are made after the Expiration Time or in a manner other than as described above in Q30 will not be accepted by the Company. Nevertheless, we reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any particular options. No tender of options will be deemed to have been made with respect to a particular election until all defects or irregularities have been cured by the tendering option holder or waived by us.

The Exchange Offer will have no effect on eligible options that you do not properly and timely choose to surrender and that are not accepted for exchange in the Exchange Offer.

III.	OTHER IMPORTANT QUESTIONS

Q34.	Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, we believe that the exchange of eligible options for replacement options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement stock options. However, there is no assurance that the Internal Revenue Service would not adopt a contrary position. The tax consequences in other jurisdictions may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in Schedule C attached to this Offer to Exchange document. In addition, if you currently reside in the U.S. or another country but your eligible options were granted while you were a resident of the Netherlands, please also refer to the appropriate section of Schedule C for the Netherlands Guide to Tax Issuers for further details regarding the potential tax consequences related to the exchange of your eligible options. We encourage all eligible employees to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 19, “Material Income Tax Consequences,” for more information.

Q35.	Will my replacement options be incentive stock options or non-qualified stock options for U.S. federal income tax purposes?

All replacement options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether the eligible options surrendered in the Exchange Offer are incentive stock options or non-qualified stock options.

We recommend that eligible employees review Section 19, “Material Income Tax Consequences,” and consult with their personal tax advisors to determine the personal tax consequences of receiving non-qualified stock options in the Exchange Offer. If you hold eligible options and are subject to taxation in a country other than the United States, please also refer to the Schedule C attached to this Offer to Exchange for further details regarding tax consequences for employees subject to tax outside of the United States. In addition, if you were granted eligible options while you resided in the Netherlands and subsequently transferred to the United States or elsewhere, please refer to the appropriate section of Schedule C for the Netherlands Guide to Tax Issues for further details regarding the potential tax consequences of the exchange of your eligible options.

Q36.	How will income and employment tax withholding be handled?

We will withhold all federal, state, local, foreign and other taxes and any other amount required by any governmental authority or law to be withheld with respect to the exercise of a replacement option by an eligible employee. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our ordinary shares.

Q37.	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?

You should direct questions about this Offer to Exchange or requests for copies of this Offer to Exchange and the other documents relating to the Exchange Offer by e-mail to stock.admin@flextronics.com, by telephone to +1 (408) 956-6731 or by sending a facsimile to +1 (303) 927-4513.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

The exchange ratios used in determining the number of replacement options you will be eligible to receive for your surrendered options takes into account a number of factors and assumptions, and as such, the actual value of your replacement options may be more or less than the fair value of your options that are eligible for exchange. Furthermore, the value of your replacement options cannot be determined until the replacement option grant date, which is expected to be August 11, 2009, subject to any extension of the Exchange Offer.

The number of replacement options that you will be eligible to receive has been determined based on an exchange ratio. If the exercise price of your options is from $10.00 to $11.99 per share, you will receive one replacement option for every 1.50 options surrendered in the exchange and if the exercise price of your options is $12.00 per share or greater, you will receive one replacement option for every 2.4 options surrendered in the exchange. We determined these exchange ratios by first dividing the options eligible for exchange into these groups based on the exercise prices listed above and calculating the aggregate fair value of each group using a Black-Scholes option pricing model. Black-Scholes models were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under employee option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Offer to Exchange. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of our estimates stemming from the Black-Scholes option pricing model used, in part, to determine the exchange ratio, nor is there a means to compare and adjust the estimates to actual values.

The Black-Scholes model we used takes into account the following assumptions to estimate fair value: (i) the closing price of our ordinary shares for the trading day ending on July 10, 2009, (ii) a blend of implied volatilities derived from publicly traded options and the weekly historical share price volatility for a term commensurate with the remaining term of the eligible options and expected term of the replacement options, (iii) risk free interest rates that vary with the remaining term of the eligible options and expected term of the replacement options, (iv) an estimated term that reflects the underwater nature and the remaining contractual term of the eligible options as of July 10, 2009 and the expected term of the replacement options, (v) the option exercise prices and (vi) a 0.00% dividend yield. The exchange ratios were designed to result in a fair value of the replacement options that is approximately equal to the fair value, in the aggregate, of the options that are surrendered, assuming that all eligible options are surrendered in the exchange.

Depending on the assumptions used to determine the fair value of your eligible options and the replacement options, it is possible that a Black-Scholes valuation of your replacement options may be more or less than a Black-Scholes valuation of your options that are eligible for exchange. In addition, the exchange ratios that will be used are based on assumptions made prior to the date that the replacement options will be granted. The exchange ratios were established as of July 10, 2009, prior to the commencement of the Exchange Offer. The Black-Scholes fair values of the eligible options and the replacement options as of the replacement options grant date or any future date may differ materially from the Black-Scholes fair values determined as of July 10, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of the future price of our ordinary shares, the specific options you currently hold and other applicable risk factors.

If you exchange eligible options for replacement options in the Exchange Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options.

If you elect to participate in the Exchange Offer, the replacement options will have a new two-, three- or four-year vesting schedule depending on the existing vesting schedule, at the time of grant of the replacement options, of the options surrendered for cancellation in the exchange as described in Section 5, “Source and Amount of Consideration; Terms of Replacement Options”. Generally, if your employment with us terminates, your replacement options will cease vesting, and any unvested portion of your replacement options will be cancelled as of your separation date. Accordingly, if you exchange eligible options for replacement options in the Exchange Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options even if the eligible options surrendered in the Exchange Offer were vested at the time of the exchange or would have vested before your separation date.

Nothing in the Exchange Offer confers upon you the right to remain an employee of Flextronics or any of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement option grant date, the date your replacement options are fully vested or thereafter.

If the trading price of our ordinary shares decreases after the date on which your replacement options are granted, you will not be able to realize any gain from the exercise of your replacement options.

The exercise price per share of all replacement options will be equal to the closing price of our ordinary shares on the NASDAQ Global Select Market on the replacement option grant date, which is expected to be August 11, 2009, subject to any extension of the Exchange Offer. If the trading price of our ordinary shares decreases after the replacement option grant date, the exercise price of your replacement options will be greater than the trading price of our ordinary shares and you will not be able to realize any gain from the exercise of your replacement options. The trading price of our ordinary shares has been volatile and there can be no assurance that the price of our ordinary shares will increase after the replacement option grant date.

If the price of our ordinary shares increases over time, the value of the replacement options that you receive in the Exchange Offer may ultimately be less than the value of the eligible options that you surrendered in the exchange.

We have designed the Exchange Offer to be value neutral, which means that the fair value of the replacement stock options, as determined based on our option pricing model, is approximately equal to the fair value, in the aggregate, of the eligible options being surrendered for exchange, assuming all eligible options are surrendered for exchange (based on valuation assumptions made when the Offer to Exchange commences). As a result, you will be issued a lesser number of replacement options than the eligible options you surrender for exchange.

Because you will receive a lesser number of replacement options in the Exchange Offer than the eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the replacement options granted in the Exchange Offer, depending on the exercise prices of your eligible options and the increase in the price of our ordinary shares during the terms of the options. For example, assume, for illustrative purposes only, that you surrender 100 eligible stock options in the Exchange Offer that have an exercise price of $12.00 per share, that you receive a grant of 41 replacement stock options with an exercise price of $4.00 per share, and that three years after the replacement stock option grant date the price of our ordinary shares had increased to $20.00 per share. Under this example, if you had kept your surrendered options, exercised them and immediately sold all 100 of the underlying shares at $20.00 per share, you would have realized a pre-tax gain of $800.00

(i.e., 100 options multiplied by the $8 difference between the $20 market price and the $12 exercise price), but if you exchanged your eligible options, exercised them and sold the 41 underlying shares subject to the replacement options, you would only realize a pre-tax gain of $656.00 (i.e., 41 options multiplied by the $16 difference between the $20 market price and the $4 exercise price).

Some employees subject to tax outside of the United States, including some employees who may be tax residents of multiple countries, could be subject to negative tax consequences if they participate in the Exchange Offer.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer. You should read any applicable section of Schedule C attached to this Offer to Exchange document. Further, if you were granted eligible options while residing in the Netherlands and subsequently moved to another country, you should read the appropriate section of Schedule C for the Netherlands Guide to Tax Issues for the potential tax consequences to you at the time of the exchange. Schedule C to this Offer to Exchange document discusses the tax consequences and other issues related to participation in the Exchange Offer for non-U.S. jurisdictions. You are also strongly encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Ordinary Shares

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at www.flextronics.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 21, “Additional Information,” for more information regarding reports we have filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

1.	Purpose of the Exchange Offer

We rely on our experienced and productive employees and their efforts to help us achieve our business objectives. Because of the worldwide demand for talent, we believe that the use of non-cash incentives through our equity programs is essential for us to effectively attract and retain employees that match our current level of expertise and talent. Stock options, which we believe encourage our employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares, constitute a key part of our incentive and retention programs.

The price of our ordinary shares, along with that of other North American EMS companies, has been significantly impacted by the worldwide economic downturn. Market capitalization declines have been particularly pronounced in industries such as ours since October 2008. Contributing to these declines has been the dramatic decline in demand for the products we manufacture for our original equipment manufacturer customers, coupled with heightened concerns over credit availability for our customers. The continued slowing of the global economy has meaningfully reduced demand across virtually every product category and every geographic region in which we operate, creating one of the most challenging environments in our history.

These market factors have contributed to substantially all employee stock options granted by us prior to December 2008 being significantly underwater, particularly options that we have granted to our employees over the last seven years. As of July 13, 2009, exercise prices for outstanding underwater options that are eligible to be surrendered for cancellation pursuant to the option exchange program ranged from $10.07 to $29.94, and are approximately 2.3 to 6.9 times above $4.34 per share, the closing price of our ordinary shares on the NASDAQ Global Select Market on such date. Although we continue to believe that stock options are an important component of our incentive and retention programs, we believe that these underwater options provide little motivational or retention value for our existing employees due to the significant difference between the exercise prices and the current market price of our ordinary shares.

We believe that allowing our employees the opportunity to exchange their underwater stock options for a lesser number of new options with exercise prices equal to the closing price of our ordinary shares on the grant date would help us retain such employees as well as provide an additional incentive for our employees during these difficult economic times. In addition, keeping the existing underwater options outstanding represents stock option dilution for our shareholders and compensation expense for the Company even though the options provide minimal retentive value to our employees and may never be exercised. We believe that the Exchange Offer will significantly mitigate our retention risk and create a positive solution for our employees and shareholders by reducing our stock option dilution and allowing us to realize the value from the compensation expense that has already been or will be recognized for the existing underwater options.

2.	Eligible Employees

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible options (on a grant-by-grant basis) for replacement options, which will have an exercise price equal to the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of the exchange.

You are eligible to participate in the Exchange Offer if:

•	you are an active employee of Flextronics or one of its subsidiaries as of July 14, 2009, the date the Exchange Offer commenced, and remain actively employed through the option replacement grant date, which we expect to be August 11, 2009, subject to any extension of the Exchange Offer;

•	your principal residence for tax purposes is the United States or another jurisdiction that is not listed on Schedule A to this Offer to Exchange;

•	you hold eligible options (which are described below in the section titled “Eligible Options”); and

•	you are not a member of the Board of Directors of Flextronics or one of its executive officers, each of whom is listed on Schedule B to this Offer to Exchange.

Although we intend to include most of our non-U.S. employees in the Exchange Offer, we have excluded some employees in those jurisdictions where local law, administrative burden or similar considerations would make their participation in the program illegal, inadvisable or impractical and where exclusion otherwise is consistent with our compensation policies with respect to those jurisdictions. A list of the jurisdictions which are not included in the Exchange Offer is provided in Schedule A attached hereto; employees whose principal residence for tax purposes is one of the jurisdictions listed on Schedule A are not considered eligible employees for purposes of the Exchange Offer. In addition, we reserve the right to withdraw the Exchange Offer in any other jurisdiction where we determine it is not feasible or practicable for employees to participate consistent with our compensation policies with respect to such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will tenders of eligible options be accepted from or on behalf of, employees in that jurisdiction.

You will not be eligible to surrender your eligible options in exchange for replacement options if you cease to be an eligible employee for any reason prior to the grant date of the replacement options. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to participate in the option exchange program.

3.	Eligible Options

Options are eligible to be exchanged in the Exchange Offer if they are held by eligible employees at the time the replacement options are granted, were granted under one of the Plans prior to July 14, 2008 and have an exercise price equal to or greater than $10.00 per share. Eligible options may be vested or unvested options. As of July 7, 2009 there were approximately 29,785,719 options eligible to be exchanged in the Exchange Offer.

We will only accept for exchange outstanding (i.e., unexercised and unexpired), eligible options that are properly elected to be exchanged in accordance with Section 6, “Procedures for Electing to Exchange Options,” and are not validly withdrawn in accordance with Section 7, “Withdrawal Rights and Change of Election.” Elections to participate in the Exchange Offer must be made before the Expiration Time, which will be 2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless we delay the Expiration Time and extend the period during which elections may be made to exchange your eligible options for replacement options in the Exchange Offer (such period, as may be extended, the “Offer Period”).

You may choose which of your eligible option grants to elect to surrender for exchange in the Exchange Offer, but each option grant that you elect to surrender must be for the entire outstanding portion of the option grant. While you may elect to surrender only some of your eligible option grants, you may not elect to surrender for exchange only a portion of an individual option grant. For example, if you hold three option grants with (i) one grant of 250 unexercised eligible options, (ii) a second grant of 1,000 unexercised eligible options and (iii) a third grant of 500 unexercised eligible options, you may elect to surrender for exchange the first grant, the second grant, the third grant, two of the three grants, all of the three grants or none of the three grants. You may not, however, elect to surrender only a portion of one of the three grants. For example, to continue the example above, if you choose to surrender the second grant, you would have to surrender all 1,000 unexercised eligible options and may not surrender only 500 of the options from that grant.

4.	Exchange Ratios

The number of options that you must surrender for cancellation in exchange for one new replacement option is determined by the exchange ratio. We established the exchange ratios by dividing the eligible options into two groups based on their current exercise prices and assigning an exchange ratio to each group that is designed to result in a fair value neutral exchange (calculated using the Black-Scholes option pricing model). The terms of the replacement options are designed to have a fair value that is, in the aggregate, not greater than the fair value of the eligible options, assuming that all eligible options are surrendered for exchange in the Exchange Offer. The calculation of fair value using the Black-Scholes option pricing model takes into account the following variables: (i) the closing price of our ordinary shares for the trading day ending on July 10, 2009, (ii) a blend of implied volatilities derived from publicly traded options and the weekly historical share price volatility for a term commensurate with the remaining term of the eligible options and expected term of the replacement options, (iii) risk free interest rates that vary with the remaining term of the eligible options and expected term of the replacement options, (iv) an estimated term that reflects the underwater nature and the remaining contractual term of the eligible options as of July 10, 2009 and the expected term of the replacement options, (v) the option exercise prices and (vi) a 0.00% dividend yield.

Setting the exchange ratios in the manner described above was designed so that we could avoid having to recognize any material incremental compensation expense upon the grant of the replacement options. However, the exchange ratios were set as of July 10, 2009, prior to the commencement of the Offer Period, and the Black-Scholes fair values of the eligible options and the replacement options as of the replacement options grant date or any future date may differ materially from the Black-Scholes fair values determined as of July 10, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of Flextronics’s future share price, the specific options you hold and other applicable risk factors.

The exchange ratios are set forth below. Note that the exchange ratios apply to each of your eligible option grants separately, which means that the various option grants you have received may be subject to different exchange ratios. For the purpose of applying the exchange ratio, fractional replacement options will be rounded down to the nearest whole share on a grant-by-grant basis.

Per Share Exercise Price
of Eligible Option Grant	Exchange Ratio

$10.00 to $11.99	1.50 to 1

$12.00 or More	2.40 to 1

For purposes of example only, if you surrender one grant of 100 eligible options with an exercise price of $17 per share and a second grant of 100 eligible options with an exercise price of $11 per share, you will receive 41 replacement options (100 divided by 2.40, rounded down to the nearest whole share) in exchange for the first grant and 66 replacement options (100 divided by 1.50, rounded down to the nearest whole share) in exchange for the second grant, for a total of 107 replacement options.

5.	Source and Amount of Consideration; Terms of Replacement Options

The total number of shares that may be issued pursuant to the exercise of replacement options granted in the Exchange Offer will depend on the rate of participation by eligible employees. Based on the number of eligible options outstanding as of July 7, 2009, replacement options to purchase 17,971,457 shares would be granted in the exchange, assuming that all eligible options are surrendered in the Exchange Offer. Eligible options that are properly surrendered for exchange in the Exchange Offer will be immediately cancelled upon our acceptance of them in accordance with the terms and conditions of the option exchange program. Shares subject to cancelled options will be returned to the share reserve of the Plan under which the original options were granted and become available for future grant under and in accordance with the terms of such Plan, except that all shares subject to options originally granted under the Consolidated Plans will be returned to the share reserve of the 2001 Plan.

Replacement options will be granted under the 2001 Plan, the 2002 Plan or the SLR Plan. Replacement options received in exchange for options originally granted under the 2002 Plan or the SLR Plan, will be granted under the 2002 Plan and the SLR Plan, respectively. Replacement options received in exchange for options originally granted under the 2004 Plan will be granted under either the 2001 Plan, the 2002 Plan or the SLR Plan, in the reasonable discretion of the Company and consistent with the terms of each such Plan. Replacement options received in exchange for options granted under the 2001 Plan or the Consolidated Plans will be granted under the 2001 Plan. All replacement options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether they are granted in exchange for other non-qualified stock options or for incentive stock options.

The exercise price of all replacement options granted in exchange for the surrender of existing eligible options will be equal to the closing price of our ordinary shares on the date of grant, which we expect will be August 11, 2009, subject to any extension of the Offer Period. All replacement options will have a new term of seven years, regardless of the number of years remaining in the term of the surrendered eligible options. In addition, each replacement option grant will be subject to a new vesting schedule based on the time remaining in the existing vesting schedule of the option grant surrendered for cancellation in the exchange as of the grant date of the replacement options. The table below sets forth the new vesting schedules that will apply to the replacement option grants:

Time Remaining in Existing Vesting Schedule:	New Vesting Schedule:

Two Years or Less (including fully vested option grants)	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)

Two – Three Years	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)

Three – Four Years	Four Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter)

You will not be able to exercise your replacement options prior to the time such options have vested in accordance with the schedule listed above. If you cease to provide services to the Company prior to the end of the vesting period for any reason, all unvested options will be forfeited, subject to the provisions of the 2001 Plan, the 2002 Plan or the SLR Plan, as the case may be. The other terms and conditions of the replacement options will be set forth in new award agreements, including any country-specific exhibits thereto, to be entered into as of the replacement option grant date and delivered to you as soon as reasonably practicable following the grant date. As a condition to your participating in the Exchange Offer and to receiving replacement options in the exchange, you must enter into a new award agreement for each replacement option grant. The terms of the new award agreements may be different from your existing option award agreements. You should carefully review the differences. The forms of award agreement for the replacement options to be issued under each of the 2001 Plan, the 2002 Plan and the SLR Plan are filed as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the SEC and to which this Offer to Exchange relates. If you are an employee residing outside of the United States, you may receive a different award agreement to comply or facilitate compliance with local law, the form of which is also filed as an exhibit to the Schedule TO.

Eligible options are subject to the terms and conditions of the Plan under which they were granted and the award agreements that you received at the time of the original grant. The award agreement contains important information, such as the grant date, the number of shares, the exercise price, the expiration date, and what happens to the option in certain events, such as death, disability, retirement and voluntary or involuntary termination. It also indicates the specific Plan under which your option grant was made. Replacement options will be subject to the forms of award agreement described above and the Plan under which they will be granted. A summary of the material terms of the Plans is included in Section 12, “Summary of the Plans.”

6.	Procedures for Electing to Exchange Options

Participation in the Exchange Offer is completely voluntary. To participate in the program, you must complete the actions described below prior to the Expiration Time. Once you have properly completed all actions, you will receive one or more e-mails in your Flextronics e-mail account confirming your elections.

If you are an eligible employee, you will receive an e-mail announcing the Exchange Offer and directing you to the website for the option exchange program (the “Website”), which is located at Flextronics.equitybenefits.com. If you wish to participate in the Exchange Offer, you must access the Website and follow the directions contained therein. Through the Website, you will have access to the following personalized information:

•	The eligible option grants that you hold;

•	The grant date, exercise price, vesting information and type of each eligible option;

•	The number of our ordinary shares subject to each eligible option grant;

•	The election alternatives available to you, including the number of ordinary shares that would be subject to any replacement grants for option grants that you elect to exchange in the Exchange Offer; and

•	The expiration dates of the eligible option grants.

You will be able to select each of your eligible option grants to indicate your choice of whether to exchange the options subject to such grant in accordance with the terms of the Exchange Offer or retain your options under their existing terms. Once you are satisfied with your elections, you will have to agree to the terms of election included on the Website. Only after you agree to the terms of election and confirm your election will you be directed to the page confirming your elections. Please print and keep a copy of the confirmation page for your records. At this point, you will have completed the election process.

The Website also includes a tool which will allow you to enter hypothetical information regarding our future share prices and see the effect on the potential future values of your eligible options and potential replacement options. This tool will not calculate the actual value of your eligible options and potential replacement options as the values generated depend on your estimate of the future value of our ordinary shares and do not take into account all factors, such as taxes. The tool provides limited mathematical simulations of the potential value that could be received from exchanging your eligible options and does not take into account all of the factors that you should consider in deciding whether to participate in the offer. We recommend that you consult a professional financial and tax advisor to discuss your individual situation. The modeling tool does not constitute a recommendation as to whether or not you should participate in the offer and does not alter or supplement any of the terms or conditions of the offer. The tool is not a forecast and we are not making any projections regarding the future trading price of our ordinary shares. You should not rely on the hypothetical share prices used on the modeling tool for any purpose.

If you are not able to submit your election electronically by using the Website as a result of technical failures of the Website, such as the Website being unavailable or not accepting your election, or if you do not otherwise have access to the Website for any reason, you must complete a paper election form and return it to Flextronics by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513 before the Expiration Time. To obtain a paper election form, please contact Flextronics by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513.

You must complete the election process electronically or in paper form before 2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless we extend the Offer Period. If we extend the Offer Period beyond that deadline, you must complete the process before the extended expiration date of the Exchange Offer. Your election to participate becomes irrevocable after 2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless we extend the Offer Period past that time, in which case your election will become irrevocable after the new expiration time. You may change your mind after you have made your election electronically or in paper form and submit a new election at any time before the Expiration Time. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the Expiration Time, except as otherwise described below under the section captioned “Withdrawal Rights and Change of Election.”

You are responsible for properly making your election. Only elections that are made electronically or in paper form that are completed, signed electronically or manually, and actually received by us electronically or in paper form by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513, before the Expiration Time will be accepted. Documents submitted by any other means, including inter-office mail, hand-delivery, U.S. mail or other post or delivery service, are not permitted. We intend to confirm the receipt of your election by e-mail within two business days of the receipt of your election. If you have not received a confirmation of your election within two business days, we recommend that you contact Stock Administration by e-mail to stock.admin@flextronics.com or by telephone to +1 (408) 956-6731 to confirm the receipt of your election.

7.	Withdrawal Rights and Change of Election

You may change your election with respect to your eligible options only in accordance with the provisions of this section. You may change your election at any time before the Expiration Time, which will be 2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless we extend the Offer Period. If we extend the Offer Period, you may change your election at any time until the extended Expiration Time. In addition, you have the right to withdraw your election if we have not accepted the tendered options after the expiration of 40 business days from the commencement of the Offer Period.

If you wish to change your election to participate in the Exchange Offer, you must access the Website at Flextronics.equitybenefits.com and complete a new electronic election before the Expiration Time. If you are not able to submit a new electronic election through the Website for any reason, such as the Website being unavailable or not accepting your new election, or if you do not otherwise have access to the Website for any reason, you must complete a paper election form and return it to Flextronics by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513 before the Expiration Time. To obtain a paper election form, please contact Flextronics by e-mail to stock.admin@flextronics.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (303) 927-4513.

8.	Acceptance of Options for Exchange and Grant of Replacement Options

The Exchange Offer is a one-time only exchange program and we will strictly enforce the Offer Period. We will determine, in our sole and absolute discretion, all questions as to the validity, form, eligibility and acceptance of any options tendered for exchange, subject to any applicable rules of the SEC. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of the Exchange Offer, we will accept all properly tendered options promptly after the expiration of the Offer Period. Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of the Exchange Offer, we will only be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn, as of the time we give written notice to all eligible option holders generally of our acceptance of options for exchange. We may issue this notice by press release, e-mail or another form of communication. Subject to our rights to terminate the Exchange Offer as discussed in Section 11, “Extension of the Exchange Offer; Termination; Amendment” of this Offer to Exchange, we will accept all properly tendered options, which are not validly withdrawn, promptly after the expiration of the Offer Period.

We reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any particular options. No tender of options pursuant to a particular election will be deemed to have been made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer. Our acceptance of your options for exchange will constitute a binding agreement between Flextronics and you upon the terms and conditions of the Exchange Offer. However, your participation in the Exchange Offer does not provide any promise or agreement of continued employment with the Company.

Upon the terms and subject to the conditions of the Exchange Offer and promptly following the expiration of the Offer Period, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of the Offer Period. Once the options are cancelled, you will no longer have any rights with respect to those options. If your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we expect to be August 11, 2009, subject to any extension of the Offer Period. We will grant the replacement options on the replacement grant date, which we expect will be the same date as the cancellation date. Options that we do not accept for exchange will remain outstanding until they expire or are forfeited or exercised in accordance with their existing terms. Such options will retain their current exercise prices, expiration date and vesting schedules.

9.	Expiration Time

The Expiration Time for the Exchange Offer will be 2:00 p.m., Pacific time on Tuesday, August 11, 2009, unless we extend the Offer Period. We may, in our discretion, extend the Offer Period, in which event the Expiration Time will refer to the latest time and date at which the extended Offer Period expires. See Section 11, “Extension of the Exchange Offer; Termination; Amendment,” for a description of our rights to extend, terminate and amend the Exchange Offer.

10.	Conditions of the Exchange Offer

Notwithstanding any other term of the Exchange Offer, and in addition to (and not in limitation of) any other right we may have under applicable law to extend or amend the Exchange Offer at any time, in our sole and absolute discretion, we will not be required to accept for exchange any eligible options, and we may delay the acceptance of eligible options, in each case, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and may terminate the Exchange Offer in whole or in part if any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(1)	there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which challenges the making of, or might prohibit, prevent, restrict or delay consummation of, the Exchange Offer, or any portion thereof, the exchange of options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer;

(2)	any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer, or any portion thereof, by any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which challenges or would challenge or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer, or any portion thereof, or the exchange of options pursuant to the Exchange Offer;

(3)	there has been or is likely to occur any event or series of events that would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Exchange Offer, or any portion thereof, or that will, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offer;

(4)	there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in our securities on any national securities exchange or in an over-the-counter market in the United States (whether or not mandatory), (b) a material impairment in the broader trading market for debt or equity securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material adverse change in United States securities or financial markets generally, (g) any material change in the United States currency exchange rates or exchange controls or a suspension of, or limitations on, the markets therefor (whether or not mandatory), (h) any other materially adverse change in general political, economic, financial or market conditions, domestically or internationally, or (i) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

(5)	a tender or exchange offer, other than this exchange offer by us, for some or all of our outstanding ordinary shares, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or will have been publicly disclosed or we have learned that any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding ordinary shares, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

(6)	there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, which is not contemplated as of the commencement of the Exchange Offer; or

(7)	there shall have occurred or be reasonably expected to occur any of the foregoing or any other change, event or occurrence that could materially and adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Flextronics and its subsidiaries on a consolidated basis or otherwise materially affect the objectives of the Company in making the Exchange Offer.

If any of the above changes, events or occurrences occur, we may:

(1)	terminate the Exchange Offer and promptly return all tendered eligible options to tendering holders;

(2)	complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered eligible options until the Exchange Offer expires;

(3)	amend the terms of the Exchange Offer; or

(4)	waive any unsatisfied condition and, subject to any requirement to extend the Offer Period, consummate the Exchange Offer.

The Exchange Offer is not conditioned on any minimum number of eligible options being tendered pursuant to, or on any minimum number of employees participating in, the Exchange Offer.

The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition. We may waive any condition, in whole or in part, at any time before the Expiration Time, in our sole and absolute discretion, whether or not we waive any other condition to the Exchange Offer. If a condition is triggered that cannot be satisfied prior to or upon the expiration of the Exchange Offer, we will promptly notify impacted eligible employees whether we have waived such condition. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such rights or of any other right. Any determination or judgment we make concerning the events described in this section may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

11. Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. Eastern time on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the replacement option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Pacific time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 10, “Conditions of the Exchange Offer,” by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 10, “Conditions of the Exchange Offer,” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

(a)	We increase or decrease the amount of consideration offered for the eligible stock options (for example, by altering the exchange ratios); or

(b)	We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

12.	Summary of the Plans

As noted in Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” each eligible option is subject to the terms and conditions of the Plan under which it was granted and each replacement option will be subject to the Plan under which it will be granted. In many cases, the Plan governing your eligible options will be the same as the Plan governing your replacement options. However, replacement options granted pursuant to the Exchange Offer will only be granted under the 2002 Plan, the SLR Plan and the 2001 Plan. Replacement options received in exchange for options originally granted under the 2002 Plan or the SLR Plan will be granted under the 2002 Plan and the SLR Plan, respectively. Replacement options received in exchange for options originally granted under the 2004 Plan will be granted under the 2001 Plan, the 2002 Plan or the SLR Plan, at the reasonable discretion of the Company and consistent with the terms and conditions of those Plans. All other replacement options will be granted under the 2001 Plan.

We have summarized below the principal features of the Plans. These summaries are not complete descriptions of all of the provisions of the amended plans and are qualified in their entirety by reference to the full text of the amended plans, which are included as Exhibits (d)(1) – (d)(8) to the Schedule TO.

Summary of the 2001 Plan

Administration. The discretionary stock option and share bonus award programs under the 2001 Plan are administered by the Compensation Committee of the Board of Directors of Flextronics, which is referred to in this section as the plan administrator. The plan administrator has complete discretion, subject to the provisions of the 2001 Plan, to authorize option grants and awards of share bonuses under the 2001 Plan.

Eligibility and Numerical Limitations on Individual Awards. Our executive officers, members of our Board of Directors, and all of our employees and those of our subsidiaries are eligible to be selected as award recipients under the discretionary program of the 2001 Plan. Non-employee directors may also participate in an automatic option grant program, unless such participation is prohibited or restricted, either absolutely or subject to various securities law requirements then in effect in the jurisdiction in which such director is a resident. Non-employee directors may not receive awards pursuant to the discretionary program in excess of an aggregate of 100,000 ordinary shares per calendar year. In addition, no single participant in the 2001 Plan may receive awards for more than an aggregate of 6,000,000 ordinary shares per calendar year under the 2001 Plan.

Shares Available for Awards. As of July 3, 2009, there were 17,009,298 ordinary shares available for issuance pursuant to additional awards under the 2001 Plan. All shares underlying options surrendered for cancellation pursuant to the Exchange Offer that were granted pursuant to the 2001 Plan or pursuant to the Consolidated Plans will be returned to the share reserve of the 2001 Plan. In addition, all replacement options granted pursuant to the Exchange Offer will be granted out of the 2001 Plan, except with respect to options issued in exchange for surrendered options originally granted out of the 2002 Plan, the 2004 Plan (which may be granted out of the 2001 Plan, the 2002 Plan or the SLR Plan) and the SLR Plan.

Types of Awards. The 2001 Plan permits the grant of the following types of awards: (a) non-qualified stock options, (b) incentive stock options and (c) share bonus awards.

Options. The plan administrator is authorized to grant stock options under the discretionary program at an exercise price per share not less than 100% of the fair market value of our ordinary shares on the option grant date. Each option granted under this program generally is exercisable as determined by the plan administrator. However, no option may be exercisable more than ten years after the date of grant, and options granted to non-employees may not be exercisable more than five years after the date of grant.

Payment of Exercise Price. The exercise price of any stock option may be paid in cash, by executing a same-day sale or margin commitment transaction, by cancellation of indebtedness, by conversion of a convertible note issued by us, through a waiver of compensation due or by any combination of the foregoing.

Termination of Employment. In the event that an option holder’s service to the Company is terminated for any reason other than death or disability, options granted under the 2001 Plan generally may be exercised as to vested options for a period of three months after the date of termination, or such shorter or longer period of time not exceeding five years as the plan administrator determines, but in any event no later than the expiration date of the options. If an option holder’s service to the Company is terminated by reason of death or disability, options granted under the 2001 Plan generally may be exercised as to vested options for a period of twelve months after the date of termination, or such shorter or longer period not exceeding five years as the plan administrator determines, but in any event no later than the expiration date of the options. If an option holder is terminated for cause, his or her options will expire on the date of such termination, or such later date as the plan administrator determines. Generally, the plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Duration. Unless terminated earlier, the 2001 Plan will continue until August 2011, ten years after the date the 2001 Plan was adopted by our Board of Directors.

Amendment and Termination. Our Board of Directors may at any time amend or modify the 2001 Plan in any or all respects, except that any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2001 Plan unless such holder consents. The Board may terminate the 2001 Plan at any time. In addition, the automatic option grant program may not be amended more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. Moreover, without the approval of our shareholders, the Board may not:

•	amend the 2001 Plan to materially increase the maximum number of ordinary shares issuable under the 2001 Plan or the maximum number of ordinary shares for which any one individual participating in the 2001 Plan may be granted options;

•	materially modify the eligibility requirements for participation in the 2001 Plan; or

•	materially increase the benefits accruing to participants in the 2001 Plan.

Transferability. In general, awards granted under the 2001 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order.

Effect of Change of Control and Other Fundamental Corporate Transactions. In the event of a dissolution, liquidation, merger or consolidation in which we are not the surviving company or the occurrence of any other specific change of control event, each outstanding stock option granted under the discretionary program of the 2001 Plan will automatically accelerate so that each such option will, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such option. However, subject to the specific terms of a given option award, vesting will not so accelerate if, and to the extent that, such option is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof or is replaced with a cash incentive program of the successor corporation which preserves the inherent value of the award existing at the time of such transaction.

Adjustments. In the event any change is made to our outstanding ordinary shares by reason of any recapitalization, bonus issue, stock split, combination of shares, exchange of shares or other changes affecting the outstanding shares as a class, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan, the maximum number and/or class of securities for which any participant may be granted awards over the term of the 2001 Plan or that may be granted generally under the terms of the 2001 Plan, and the number and/or class of securities and price per share in effect under each outstanding award.

Tax Withholding. Whenever our ordinary shares are to be issued in satisfaction of awards granted under the 2001 Plan, we may require the participant to remit to us an amount sufficient to satisfy federal, state, local and foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments in satisfaction of awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements. When a participant incurs tax liability in connection with the exercise or vesting of any award that is subject to tax withholding and the participant is obligated to pay us the amount required to be withheld, the plan administrator may in its sole discretion, and subject to compliance with all applicable laws and regulations, allow the participant to satisfy the minimum withholding tax obligation by electing to have us withhold from the shares to be issued that number of shares having a fair market value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a participant to have shares withheld for this purpose will be made in accordance with the requirements established by the plan administrator.

Summary of the 2002 Plan

The material terms of the 2002 Plan are substantially similar to the terms of the 2001 Plan, except that the 2002 Plan differs from the 2001 Plan with respect to duration, the number of shares available for awards, numerical limitations on individual awards and eligibility for participation in the plans. A summary of key terms in the 2002 Plan that differ from those contained in the 2001 Plan is provided below.

Duration. Unless terminated earlier, the 2002 Plan will continue until May 2012, ten years after the date the 2002 Plan was adopted by our Board of Directors.

Shares Available for Awards. As of July 3, 2009, there were 1,321,753 ordinary shares available for issuance pursuant to additional awards under the 2002 Plan. All shares underlying options surrendered for cancellation in the Exchange Offer that were granted pursuant to the 2002 Plan will be returned to the share reserve of the 2002 Plan. Replacement options granted pursuant to the option exchange program in exchange for eligible options originally granted out of the 2002 Plan will be granted out of the 2002 Plan and replacement options granted in exchange for eligible options originally granted out of the 2004 Plan may be granted out of the 2002 Plan, the 2001 Plan or the SLR Plan, in the Company’s reasonable discretion and consistent with the terms and conditions of those Plans.

Numerical Limitations on Individual Awards. Unlike the 2001 Plan, there is no numerical limitation on the number of ordinary shares a participant may be granted within a calendar year. However, grants of awards to executives and non-employee directors under the 2002 Plan may not exceed 49% of the shares reserved for grant under the 2002 Plan. As noted above, executives and non-employee directors are not eligible to participate in the Exchange Offer.

Summary of the SLR Plan

The material terms of the SLR Plan are substantially similar to the terms of the 2001 Plan, except with respect to the duration of the plan, available shares under the plan, numerical limitations on individual awards and certain differences in the treatment of options following a termination of service or a fundamental corporate transaction. A summary of the key terms in the SLR Plan that differ from those contained in the 2001 Plan is provided below.

Shares Available for Awards. As of July 3, 2009, there were 18,804,271 ordinary shares available for issuance pursuant to additional awards under the SLR Plan. All shares underlying options surrendered for cancellation in the Exchange Offer that were granted pursuant to the SLR Plan will be returned to the share reserve of the SLR Plan. In addition, upon the consummation of the Exchange Offer and our acceptance of eligible options for exchange, we will cancel five million ordinary shares currently reserved and available for future issuance under the SLR Plan. Replacement options granted pursuant to the Exchange Offer in exchange for eligible options originally granted out of the SLR Plan will be granted out of the SLR Plan and replacement options granted in exchange for eligible options originally granted out of the 2004 Plan may be granted out of the 2002 Plan, the 2001 Plan or the SLR Plan, in the Company’s reasonable discretion and consistent with the terms and conditions of those Plans.

Duration. Unless terminated earlier, the SLR Plan will continue until November 2011, ten years after the date the SLR Plan was adopted by the Solectron Corporation Board of Directors. During the remaining term of the SLR Plan, we may use the plan to grant incentive stock options and non-qualified stock options to any employees who were not employed by us at the time the Solectron acquisition was consummated.

Numerical Limitations on Individual Awards. Under the SLR Plan, no individual may receive options to purchase more than 258,750 of our ordinary shares in any fiscal year.

Termination of Employment. Unvested options outstanding under the SLR Plan are generally forfeited following an employee’s termination of active service with the Company, unless otherwise provided in the option agreement. Vested options may be exercised following termination of service for such period designated in the option agreement, or six months (in the case of a disability, as defined in the plan), nine months (in the case of the holder’s death) or 60 days (if the termination is for any other reason).

Effect of Change of Control and Other Fundamental Corporate Transactions. In the event of a dissolution or liquidation of the Company, the vesting of options may be accelerated by the plan administrator and vested options may be exercised until ten days prior to the transaction. In addition, if we are acquired by merger or asset sale or in certain other events involving a change of control of the Company, the vesting of each outstanding option will automatically accelerate immediately prior to the effective date of such transaction with respect to the total number of shares then subject to such option. However, vesting will not so accelerate if such award is assumed or replaced with an equivalent option or right substituted by the successor corporation or parent or subsidiary thereof, including a right to receive the consideration received by our shareholders in the transaction.

Summary of the 2004 Plan

As noted above, replacement options received in exchange for options originally granted under the 2004 Plan will be granted under the 2001 Plan, the 2002 Plan or the SLR Plan, at the reasonable discretion of the company and consistent with the terms and conditions of those Plans. The material terms of the 2004 Plan are substantially similar to the terms of the 2001 Plan, except that the 2004 Plan may be amended at the discretion of our Board of Directors, subject to compliance with the shareholder approval requirements of The NASDAQ Stock Market LLC. In addition, the 2004 Plan differs from the 2001 Plan with respect to the duration of the plan, available shares under the plan, numerical limitations on individual awards and eligibility for participation in the plan. Awards under the 2004 Plan may be granted only as an incentive to individuals entering into employment with us.

Summary of the Consolidated Plans

Outstanding awards issued under the Consolidated Plans include incentive stock options and non-qualified stock options. Options outstanding under Consolidated Plans assumed by the Company have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with terms of the assumed plans.

Replacement options received in exchange for options originally granted under the Consolidated Plans will be granted under the 2001 Plan. There are certain differences between the Consolidated Plans and the 2001 Plan that may be material to the holders of eligible options originally granted under the Consolidated Plans who are considering exchanging those options for replacement options in the Exchange Offer. We have provided below a summary of some of the key terms applicable to options outstanding under the Consolidated Plans that are different than the terms that would apply to replacement options granted under the 2001 Plan. This summary is not complete and holders of eligible options outstanding under any of the Consolidated Plans are urged to review the terms of such Consolidated Plan as well as the terms of the 2001 Plan, which are filed as Exhibits (d)(5) – (d)(8) and (d)(1), respectively, to the Schedule TO. In addition, you should review your existing option award agreement and the form of award agreement for the replacement options to be issued under the 2001 Plan, which form is filed as Exhibit (d)(9) to the Schedule TO, as the award agreements may include additional terms applicable to your outstanding eligible options and the replacement options.

1993 Plan

Termination of Employment. In the event that an option holder’s service to the Company is terminated for any reason (including death or disability), options granted under the 1993 Plan generally may be exercised as to vested shares for a twenty-four month period (or such shorter period of time as set forth in the instrument evidencing the grant) after the date of termination, but in any event no later than the expiration date of the options. If an option holder is terminated for misconduct or certain improper uses of the Company’s confidential information, his or her options will terminate immediately and cease to be outstanding. Generally, the plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Chatham Plan

Termination of Employment. In the event that an option holder’s service to the Company is terminated for any reason other than death or disability, options granted under the Chatham Plan generally may be exercised as to vested shares for a period of three months after the date of termination, but no later than the expiration date of the options. However, if the option holder is terminated for cause or resigns without our consent, the options will terminate immediately and cease to be outstanding. If an option holder’s service to the Company is terminated for death or disability, options granted under the Chatham Plan generally may be exercised as to vested shares for a period of twelve months after the date of termination, but no later than the expiration date of the options.

Effect of Change of Control and Other Fundamental Corporate Transactions. In the event of a dissolution or liquidation or a merger to which we are a party (whether or not we are the surviving corporation) or a consolidation or a sale all or substantially all of our assets, the options granted under the Chatham Plan which are outstanding or unvested as of the date of such event will continue to be outstanding and the option holder will be entitled to receive an option to acquire the type and amount of consideration which he or she would have been entitled to receive if he or she had exercised the options immediately prior to the transaction and actually owned the shares subject to such option. The exercise price of the resultant option will be determined by the plan administrator in its sole discretion such that the aggregate exercise price payable with respect to the resultant option will be equal to the aggregate exercise price payable with respect to the option granted under the Chatham Plan. Notwithstanding the foregoing, we will have the right, by written notice provided to an option holder no later than fifteen days prior to the proposed liquidation, dissolution, merger or other transaction, to advise the option holder that upon consummation of the transaction all options granted to any option holder under the Chatham Plan will terminate and be void, in which event the option holder will have right to exercise all options then currently exercisable in accordance with the terms of the applicable option contract.

Transferability. Options granted under the Chatham Plan may not be transferred in any manner other than by will or by the laws of descent and distribution.

Payment of Exercise Price. The exercise price of any stock option may be paid in cash or by certified check equal to the aggregate exercise price, or with any combination of cash, certified check or our ordinary shares having such value.

Dii Plan

Termination of Employment. In the event that an option holder’s service to the Company is terminated for reasons other than death, disability or a qualifying retirement (as discussed below), outstanding options previously granted to the option holder under the Dii Plan will generally terminate and become null and void unless otherwise specified by the plan administrator. If an option holder’s service to the Company is terminated for death, options granted under the Dii Plan generally may be exercised as to vested shares for a period of twelve months after the date of termination, but no later than the expiration date of the options. If an option holder’s service to the Company is terminated by reason of the option holder’s retirement on or after he or she reaches the age of sixty years in such manner as would entitle him or her to receive full Social Security benefits if he or she were then sixty-five years of age, or disability, such option holder may exercise his or her options as to vested shares for a period of three months after the date of termination, but no later than the expiration date of the options.

Effect of Change of Control and Other Fundamental Corporate Transactions. In the event of a change of control (as described below) of the Company, all options granted under the Dii Plan will immediately vest and become exercisable in full during the remaining term thereof, and will remain so, whether or not the option holder to whom such options have been granted remains an employee of the Company. A “change of control” will generally be deemed to have occurred when: (i) any person is, becomes, or has the right to become the beneficial owner, directly or indirectly, of 20% or more of our outstanding ordinary shares; (ii) in connection with any tender or exchange offer, merger or other business combination, sale of assets or contested election, those persons who were members of our Board of Directors before such transaction (and were otherwise unaffiliated with the parties to such transaction) cease to constitute a majority of our Board of Directors; or (iii) our shareholders approve any merger, consolidation, reorganization, liquidation, dissolution, or sale of all or substantially all of the company’s assets in which the neither the company nor a successor resulting from a change in domicile or form of organization will survive as an independent, publicly owned corporation.

Transferability. Options granted under the Dii Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. An option holder’s option will terminate immediately if he or she: (i) attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of the option or any rights thereunder to any other person except as otherwise permitted; or (ii) becomes insolvent or bankrupt or becomes involved in any manner so that the options become subject to being taken from him or her to satisfy debts or liabilities.

Payment of Exercise Price. The exercise price of any stock option may be paid in cash or by any cashless exercise procedure we may establish.

Palo Alto Plan

Transferability. Options granted under the Palo Alto Plan may not be transferred in any manner other than by will or by the laws of descent and distribution.

Payment of Exercise Price. The exercise price of any stock option may be paid in cash or check, in ordinary shares, or by executing a same-day sale transaction.

13.	Price Range of Ordinary Shares Underlying Eligible Options

The eligible options represent rights to acquire our ordinary shares. None of the eligible options are traded on any trading market.

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “FLEX.” The following table sets forth the high and low per share sales prices for our ordinary shares since the beginning of fiscal year 2008 as reported on the NASDAQ Global Select Market.

	High	Low

Fiscal Year Ending March 31, 2010

2nd Quarter (through July 13, 2009)	$4.40	$3.94

1st Quarter	$4.73	$2.75

Fiscal Year Ended March 31, 2009

4th Quarter	$3.23	$1.86

3rd Quarter	$7.08	$1.60

2nd Quarter	$9.60	$7.41

1st Quarter	$11.23	$9.28

Fiscal Year Ended March 31, 2008

4th Quarter	$11.91	$9.26

3rd Quarter	$13.28	$11.19

2nd Quarter	$12.02	$10.80

1st Quarter	$11.72	$10.80

As of July 3, 2009 there were 4,601 holders of record of our ordinary shares, and the number of outstanding ordinary shares of Flextronics was 810,661,842. On July 13, 2009, the closing sales price of our ordinary shares as reported on the NASDAQ Global Select Market was $4.34 per share.

You should evaluate current market quotes for our ordinary shares, among other factors, before deciding whether to participate in the Exchange Offer.

14.	Information Concerning Flextronics; Financial Information

Information Concerning Flextronics.

Flextronics International Ltd. was incorporated in the Republic of Singapore in May 1990. We are a leading provider of advanced design and electronics manufacturing services to original equipment manufacturers (“OEMs”) of a broad range of products in the following markets: infrastructure; mobile communication devices; computing; consumer digital devices; industrial, semiconductor and white goods; automotive, marine and aerospace; and medical devices. Our strategy is to provide customers with a full range of vertically integrated global supply chain services through which we design, build, ship and service a complete packaged product for our OEM customers. OEM customers leverage our services to meet their product requirements throughout the entire product life cycle.

Our service offerings include rigid printed circuit board and flexible circuit fabrication, systems assembly and manufacturing (including enclosures, testing services, materials procurement and inventory management), logistics, after-sales services (including product repair, re-manufacturing and maintenance) and multiple component product offerings. Additionally, we provide market-specific design and engineering services ranging from contract design services (“CDM”), where the customer purchases services on a time and materials basis, to original product design and manufacturing services, where the customer purchases a product that was designed, developed and manufactured by us (commonly referred to as original design manufacturing, or “ODM”). ODM products are then sold by our OEM customers under the OEMs’ brand names. Our CDM and ODM services include user interface and industrial design, mechanical engineering and tooling design, electronic system design and printed circuit board design. We also provide after market services such as logistics, repair and warranty services.

Our principal corporate office is located at One Marina Boulevard, #28-00, Singapore 018989. Our principal U.S. offices are located at 2090 Fortune Drive, San Jose, California 95131. Our telephone number at that address is (408) 576-7722 and our Internet address is www.flextronics.com. We include our website address in this document only as an inactive textual reference and do not intend it to be an active link to our website. Accordingly, information contained in our website is not incorporated by reference in, and should not be considered a part of, this Offer to Exchange.

Financial Information.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended March 31, 2009 and March 31, 2008 and the selected consolidated balance sheet data as of March 31, 2009 and March 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal Year Ended March 31,
	2009	2008 (1)
	(in thousands, except per share amounts)

CONSOLIDATED BALANCE SHEET DATA:

Total current assets	$7,935,006	$10,312,937

Total assets (2)	$11,317,480	$19,524,915

Total current liabilities	$6,414,726	$7,401,015

Total liabilities	$9,483,329	$11,360,471

Total shareholders’ equity	$1,834,151	$8,164,444

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Net Sales	$30,948,575	$27,558,135

Gross Profit	$1,280,430	$1,176,403

Income (loss) before income taxes (2)	$(6,080,938)	$65,667

Provision for income taxes	$5,209	$705,037

Net loss	$(6,086,147)	$(639,370)

Basic and diluted loss per share	$(7.41)	$(0.89)

(1) On October 1, 2007, the Company completed its acquisition of 100% of the outstanding common stock of Solectron Corporation, a provider of value-added electronics manufacturing and supply chain services to OEMs. The results of Solectron Corporation’s operations were included in the Company’s consolidated financial results beginning on the acquisition date.

(2) During the fiscal year ended March 31, 2009, the Company recognized a $5.9 billion charge to impair goodwill as a result of a significant decline in its share value driven by deteriorating macroeconomic conditions that contributed to a decrease in market multiples and estimated discounted cash flows.

Ratio of Earnings to Fixed Charges.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and the cumulative effects of accounting changes. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as an estimate for the interest portion of rental expense.

	Fiscal Year Ended March 31,
	2009	2008

Ratio of earnings to fixed charges	(1)	1.55

(1)	For 2009, the earnings available to cover fixed charges was deficient by $6.1 billion.

Book Value Per Share.

Our book value per share as of our most recent balance sheet dated March 31, 2009 was $2.27.

Additional Information

For additional information about Flextronics, please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide you upon request, free of charge, a copy of any or all of the documents to which we have referred you. See Section 21, “Additional Information,” for more information regarding reports that we file with the SEC and how to obtain copies of or otherwise review such reports.

15.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options

A list of our directors and executive officers is attached to this document as Schedule B. These individuals may not participate in the Exchange Offer.

As of June 30, 2009, our current executive officers and members of our Board of Directors as a group held unexercised and outstanding options to purchase an aggregate of 25,325,290 of our ordinary shares under our equity incentive plans, which represented approximately 32% of the ordinary shares subject to all options outstanding under such plans as of that date. The following table shows the holdings of options to purchase our ordinary shares as of June 30, 2009 by each director and each executive officer of Flextronics.

	Shares Under	Percentage of Total
	Outstanding Stock	Outstanding Stock
Name:	Options:	Options:

Michael M. McNamara	14,650,000	19%

Paul Read	3,718,123	5%

Sean P. Burke	1,050,000	1%

Michael J. Clarke	1,450,000	2%

Christopher Collier	1,126,600	1%

Carrie L. Schiff	764,167	1%

Gernot Weiss	1,025,400	1%

Werner Widmann	1,053,000	1%

H. Raymond Bingham	62,500	*

James A. Davidson	107,500	*

Robert L. Edwards	25,000	*

Rockwell A. Schnabel	62,500	*

Daniel H. Schulman	25,000	*

Ajay B. Shah	62,500	*

Willy C. Shih	37,500	*

Lip-Bu Tan	107,500	*

William D. Watkins	25,000	*

*	Less than 1%.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our ordinary shares during the 60 days before the commencement of the Exchange Offer, except that on June 18, 2009, Mr. Daniel H. Schulman received a grant of 25,000 stock options with an exercise price of $4.24 per share. These stock options were granted under the automatic grant provisions of the 2001 Plan in connection with Mr. Schulman’s appointment to our Board of Directors.

16.	Status of Options Accepted for Exchange

Eligible options that we accept for exchange pursuant to the Exchange Offer will be cancelled promptly after the Expiration Time of the Exchange Offer, whereupon the surrendered options will terminate and have no legal effect whatsoever. All ordinary shares that were subject to such surrendered eligible stock options will be returned to the share reserve of the applicable Plan under which the surrendered options were originally granted and will become available for future awards under such Plan, including for the grants of replacement options in the Exchange Offer, except that shares subject to cancelled options granted under the Consolidated Plans will be returned to the share reserve of, and become available for future issuance under, the 2001 Plan. In addition, upon the acceptance of surrendered options in the Exchange Offer, we will cancel 5 million shares currently available for future awards under the SLR Plan.

17.	Accounting Consequences of the Exchange

We have adopted the provisions of SFAS 123(R), which requires employee equity awards to be accounted for in our financial statements under the fair value method. Generally, when we grant new share-based awards, we recognize compensation expense for the fair value of such awards, which we recognize over the vesting schedule of the award. However, under these rules, the exchange of options pursuant to the Exchange Offer will be characterized as a modification of the existing option awards and no incremental expense will be recognized if the modification is fair value neutral. To be fair value neutral under SFAS 123(R), the fair value of the replacement options, as determined based on our option pricing model, must be approximately equal to the fair value, in the aggregate, of the eligible options being surrendered for exchange. As described above under “Risk Factors,” we use the Black-Scholes option pricing model to determine the fair value of all options granted to employees. When we established the exchange ratios on July 10, 2009, we set the exchange ratios in a manner intended to avoid the incurrence by us of any material incremental share-based compensation expense. However, if there are fluctuations in the trading price of our ordinary shares between the date the ratios were established and the date the replacement options are granted, there is some risk of incremental compensation expense.

Any previously unrecognized compensation expense from the surrendered stock options and incremental compensation costs, if any, associated with the replacement options granted in the exchange will be recognized by us generally over the vesting period of the replacement options. However, in the event that any of the replacement options are forfeited prior to their vesting due to termination of service, we will stop recognizing expense on the surrendered options and the incremental compensation cost, if any, for the replacement options that are forfeited will not be recognized.

Since the factors described above cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer and the vesting of all replacement options, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

18.	Legal Matters and Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange of eligible options and grant of replacement options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our replacement options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered options for exchange and to issue replacement options is conditioned upon the Company having obtained any required governmental approval.

19.	Material Income Tax Consequences

U.S. Federal Income Tax Consequences.

The following is a general summary as of the date of this Offer to Exchange of the material United States federal income tax consequences to the Company and to eligible employees who are U.S. citizens or residents for U.S. federal income tax purposes of participating in the Exchange Offer. Tax laws may change and the U.S. federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. The following general description does not constitute tax advice and should not be relied upon as such. Each participating employee is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the Exchange Offer. In addition, the following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences in other countries.

We believe that the exchange of eligible options for replacement options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options pursuant to the Exchange Offer. However, there is no assurance that the United States Internal Revenue Service will not adopt a contrary position.

All replacement options granted pursuant to the Exchange Offer will be non-qualified stock options for U.S. federal income tax purposes. Therefore, no replacement options will qualify as “incentive stock options”. Upon exercise of the replacement options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon a subsequent disposition of such shares, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the shares were held for more than one year) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the shares, plus any amount recognized as compensation income upon exercise.

Stock options that you do not elect to exchange in the Exchange Offer generally will not be affected by the Exchange Offer. However, if you do not surrender for exchange your eligible options that are incentive stock options, and if in the unexpected event we extend the deadline for the Exchange Offer, such incentive stock options could be treated as being modified and thus new options could be treated as having been granted on the date when the Exchange Offer commenced. Such deemed newly granted options must then be tested under the applicable rules in order to qualify as incentive stock options. If so qualified, the holding periods required for the favorable U.S. federal income tax treatment of a sale or disposition of the shares acquired upon exercise of the options would restart from the date when the Exchange Offer commenced. If the deemed newly granted options did not qualify as incentive stock options, you would be treated as having been granted new non-qualified stock options. You should consult your own tax adviser if you own any eligible options that are incentive stock options.

Subject to certain limitations, we generally will be entitled to a business expense deduction upon the exercise of a replacement option in an amount equal to the amount of ordinary compensation income taxable to an eligible employee upon exercise.

We will withhold all federal, state, local, foreign and other taxes and any other amount required by any governmental authority or law to be withheld with respect to the exercise of a replacement option. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our ordinary shares.

Non-U.S. Income Tax Consequences.

The tax consequences for participating non-U.S. employees and U.S. employees subject to income tax in non-U.S. jurisdictions may differ from the U.S. federal income tax consequences summarized above, and will depend on applicable foreign tax rules and regulations. Schedule C attached to this Offer to Exchange contains brief discussions of the tax and other consequences applicable in the non-U.S. jurisdictions in which our eligible employees may reside.

20.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to the Exchange Offer. You will be responsible for any expenses you incur in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

21.	Additional Information

We have filed with the SEC the Schedule TO. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options for exchange:

(a)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the SEC on May 20, 2009;

(b)	Our Current Reports on Form 8-K filed with the SEC on March 10, 2009 (as amended by our Current Report on Form 8-K/A filed with the SEC on May 20, 2009), April 15, 2009, May 20, 2009, May 29, 2009, June 12, 2009, June 17, 2009, June 19, 2009, June 22, 2009, July 1, 2009 and July 14, 2009.

(c)	Our definitive Proxy Statement for our 2009 Extraordinary General Meeting of Shareholders, as filed with the SEC on June 3, 2009; and

(d)	The description of our ordinary shares included in our Registration Statement on Form 8-A filed with the SEC on January 31, 1994, as amended by our Registration Statements on Form 8-A/A filed on February 22, 2006 and October 23, 2006, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 000-23354. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stock Administration at Flextronics International Ltd., 305 Interlocken Parkway, Broomfield, Colorado 80021 U.S.A., by e-mail to stock.admin@flextronics.com, by telephone to +1 (408) 956-6731 or by sending a facsimile to +1 (303) 927-4513.

The information relating to Flextronics in this document should be read together with the information contained in the documents to which we have referred you.

22.	Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will tenders of options be accepted from or on behalf of, eligible employees residing in such jurisdiction.

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2009 BEFORE YOU DECIDE WHETHER OR NOT TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

EXCLUDED JURISDICTIONS

Although we intend to include most of our non-U.S. employees in the Exchange Offer, we have excluded some employees in those jurisdictions where local law, administrative burden or similar considerations would make their participation in the program illegal, inadvisable or impractical and where exclusion otherwise is consistent with our compensation policies with respect to those jurisdictions. The following is the list of the jurisdictions which are not included in the Exchange Offer; employees whose principal residence for tax purposes is one of these jurisdictions are not eligible to participate in the Exchange Offer:

Country

Australia
Czech Republic
Denmark
India
Italy
Japan
South Korea
Norway
Poland
Romania
Slovak Republic
South Africa
Switzerland

Schedule A - 1

SCHEDULE B

INFORMATION CONCERNING
THE DIRECTORS AND EXECUTIVE OFFICERS OF FLEXTRONICS

The following table sets forth the name and business address of, and offices held at the present time by, each director and executive officer of Flextronics. Unless otherwise noted, each such person’s business address is c/o Flextronics International USA Inc., 2090 Fortune Drive, San Jose, CA 95131.

Name:	Position and Business Address:

Michael M. McNamara	Director, Chief Executive Officer

Paul Read	Chief Financial Officer

Sean P. Burke	President, Computing

Michael J. Clarke	President, Infrastructure

Christopher Collier	Senior Vice President, Finance

Carrie L. Schiff	Senior Vice President and General Counsel

Gernot Weiss	President, Mobile Market

Werner Widmann	President, Multek

H. Raymond Bingham	Director

James A. Davidson	Director. His business address is c/o Silver Lake Partners, 2775 Sand Hill Rd., Suite 100, Menlo Park, CA 94025.

Robert L. Edwards	Director

Rockwell A. Schnabel	Director. His business address is 11111 Santa Monica Boulevard, Suite 2200, Los Angeles, CA 90025.

Daniel H. Schulman	Director. His business address is c/o Virgin Mobil USA, Inc., 10 Independence Boulevard, Warren, NJ 07059.

Ajay B. Shah	Director. His business address is c/o Silver Lake Partners, 2775 Sand Hill Rd., Suite 100, Menlo Park, CA 94025.

Willy C. Shih	Director

Lip-Bu Tan	Director. His business address is One California Street, 28th Floor, San Francisco, CA, 94111.

William D. Watkins	Director

Schedule B - 1

SCHEDULE C

GUIDE TO ISSUES FOR NON-U.S. JURISDICTIONS

This guide discusses the tax consequences and other issues related to participation in the Exchange Offer for eligible employees who are subject to tax in non-U.S. jurisdictions. In addition, if you currently reside in the U.S. or another country but your eligible options were granted while you were a resident of the Netherlands, please also refer to the applicable section of this guide for the Netherlands Guide to Tax Issues for the potential tax consequences related to the exchange of your eligible options. You are encouraged to consult your own tax, financial and legal advisors to discuss these issues and your own particular circumstances and situation.

Schedule C - 1

SCHEDULE C

GUIDE TO TAX ISSUES IN AUSTRIA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Austria. This summary is based on the law in effect in Austria as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Austria apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise your replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You may also be subject to other payroll taxes when you exercise your replacement options, including contributions to the fund for the promotion of house building and contributions to the chamber of commerce.

Please note that your eligible options may have qualified for favorable tax treatment in Austria. No such favorable tax treatment will apply to the replacement options. Therefore, before you decide to participate in the Offer to Exchange and elect to exchange your eligible options for replacement options, you should carefully consider the difference between how your eligible options and your replacement options will be taxed in Austria. Please contact your personal tax advisor to determine if your eligible options qualified for favorable tax treatment and regarding your decision to exchange your eligible options for replacement options.

Sale of Shares
When you subsequently sell any shares acquired at exercise of your replacement options, you will not be subject to capital gains tax provided the following two conditions are met:

(i)  you hold the shares for more than 12 months, and

(ii) you do not own (and have not owned at any time in the last five years) 1% or more of Flextronics’s ordinary shares.

However, if either conditions (i) or (ii) above are not met, you will be subject to capital gains tax if the total gain from the sale of shares within one year of acquisition (and the sale of other property within certain time periods) exceeds €440 (“speculation tax”). If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at exercise. Such capital gains

Schedule C - 2

may be offset against losses from other speculative sales of shares and other property within the relevant time periods.

Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise your replacement options. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax. You are also responsible for reporting and paying any capital gains tax resulting from the sale of your shares by the end of April in the year following the year of sale.

Schedule C - 3

SCHEDULE C

GUIDE TO TAX ISSUES IN BRAZIL

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Brazil. This summary is based on the law in effect in Brazil as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Brazil apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will not be subject to income tax or social insurance contributions. As explained below, you will be subject to tax only when the shares acquired at exercise are sold. (However, if you use a cashless method of exercise whereby you sell some or all of your shares at exercise, you will be subject to tax at the time of exercise/sale, as explained in the Sale of Shares section below.)

Sale of Shares
When you subsequently sell any shares acquired at exercise of your replacement options, you will be subject to capital gains tax on the difference between the sale price and the exercise price unless the amount of shares sold in that month is less than the exempt amount (currently BRL20,000). If the exempt amount is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding BRL20,000).

Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise your replacement options or sell your shares. You are responsible for reporting and paying any tax resulting from the sale of your shares.

Schedule C - 4

SCHEDULE C

GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the material tax consequences and of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. In particular, you should note that, although most provinces use the same definitions of income and taxable income as is used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange
The tax treatment as a result of the exchange of eligible options for the replacement options is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of replacement options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in clause (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the exchange will be treated as described above in clause (iii), although we cannot guarantee this result.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax and Canadian pension plan (“CPP”) contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the replacement options on the difference (or “spread”) on the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax and CPP contributions on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the replacement options.

1 Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Offer to Exchange under provincial tax laws.

Schedule C - 5

You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the replacement options at the time the replacement options are granted.

Sale of Shares
When you subsequently sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Flextronics which you have acquired from the exercise of other options or outside of the Plans, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting
Your employer is required to report the spread recognized at exercise, any amount excluded under the one-half exemption rule, and the value of any deferred stock option benefit to the Canadian Customs and Revenue Agency (“CCRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your replacement options.

Your employer is also required to withhold income tax and CPP contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CCRA, together with your annual tax return.

If your actual tax liability differs from the amount withheld, you are responsible for paying any additional taxes. Further, it is your responsibility to report and pay any taxes resulting from the sale of shares.

Quebec Notice
By accepting the terms and conditions contained in the Offer to Exchange and agreeing to participate in the Offer to Exchange, you further agree to the following:

Each eligible employee in Quebec who participates in the Offer to Exchange hereby agrees that it is the eligible employee’s express wish that all documents evidencing or relating in any way to the Offer to Exchange be drafted in the English language only.

Chaque employé éligible au Quebec qui souscrit à des intérêts reconnaît par la présente que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des intérêts soient rédigés uniquement en anglais.

Schedule C - 6

SCHEDULE C

GUIDE TO TAX ISSUES IN CHINA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in China. This summary is based on the law in effect in China as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options and Sale of Shares
Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of your replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.

You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price. You likely will not be subject to social insurance contributions on the spread.

You also will be required to immediately repatriate the exercise/sale proceeds to China. Please see your applicable option agreement for more information regarding the exchange control requirements related to your replacement options.

Withholding and Reporting
Your employer is required to withhold and report income tax when you exercise your replacement options. Your employer also may withhold social insurance contributions if your employer is of the opinion that social insurance legislation requires this. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional taxes.

Schedule C - 7

SCHEDULE C

GUIDE TO TAX ISSUES IN FINLAND

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Finland. This summary is based on the law in effect in Finland as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Finland apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise your replacement options, you will be subject to income tax and health insurance premiums on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You may also be subject to church tax on the income when you exercise your replacement options.

Sale of Shares
When you subsequently sell any shares acquired at exercise of your replacement options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (i.e., the exercise price) and other costs in connection with the gain (e.g., broker fees); or (2) 20% of the sale proceeds (40% if the shares are held at least ten years).

If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to deduct such a capital loss from capital gains either for the current year or during the next three years.

Withholding and Reporting
Your employer is required to withhold and report national and municipal income tax (and church tax, if applicable) and health insurance premiums when you exercise your replacement options. You must check in your pre-completed tax return that the taxable benefit resulting from the exercise of your replacement options is reported. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Schedule C - 8

SCHEDULE C

GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in France. This summary is based on the law in effect in France as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax and social security contributions on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as salary income and taxed at your progressive rate.

Wealth Tax
Shares acquired under the Plans may need to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You should consult your personal tax advisor to determine if the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares
When you subsequently sell the shares acquired at exercise of your replacement options, you will not be subject to capital gains tax if the total proceeds from the sale of securities (including your household’s) during a calendar year do not exceed €25,730 (2009). If your total proceeds (including your household’s) from the sale of securities during a calendar year exceed €25,730, you must pay capital gains tax on the entire capital gain realized on the difference between the sales price of the shares and the fair market value of the shares on the date of exercise.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Schedule C - 9

Withholding and Reporting
Your employer is not required to withhold income tax when you exercise your replacement options or sell your shares. However, your employer is required to report the spread at exercise on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social security contributions at the time you exercise your replacement options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the Plans.

Schedule C - 10

SCHEDULE C

GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Germany. This summary is based on the law in effect in Germany as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax (if applicable) on your income tax liability.

Please note that a deduction of €360 per calendar year may be available pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz) because the income results from the acquisition of shares in your employer’s parent company. Please consult your personal tax advisor to determine whether this deduction may apply at exercise of your replacement options.

Sale of Shares
When you subsequently sell shares acquired at exercise of your replacement options, you will be subject to capital gains tax at a flat rate (currently 25%) (plus a solidarity charge and church tax, if applicable), provided you do not own 1% or more of Flextronics’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise.

Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the replacement options. You are responsible for including any benefits realized under the Plans in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Schedule C - 11

SCHEDULE C

GUIDE TO TAX AND OTHER ISSUES IN HONG KONG

The following is a general summary of the material tax consequences and other considerations of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Hong Kong. This summary is based on the law in effect in Hong Kong as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

SECURITIES WARNING: The Offer to Exchange, any grant of replacement options that you may receive in exchange for eligible options and any Flextronics’s shares issued to you at exercise of your replacement options do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of Flextronics and its subsidiaries. The option agreement for participants outside the U.S., including any country-specific exhibit thereto, the Offer to Exchange, the Plans and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any replacement options that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the Plans, the option agreement for participants outside of the U.S., including any country-specific exhibit thereto, or the Plans, you should obtain independent professional advice.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

If you leave Hong Kong and subsequently exercise your replacement options, the spread still will be considered Hong Kong source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In this case, the taxable amount will be the “notional” spread based on the assumption that the replacement options were exercised on a day within seven days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the shares rise in value so that the actual

Schedule C - 12

gain on exercise is greater than on the date of departure, there will be no additional tax. If the shares decrease in value so that the actual gain on exercise is less than on the date of departure, you can request a refund of any tax overpayment.

Sale Restriction
Due to securities laws in Hong Kong, and notwithstanding anything contrary in the Offer to Exchange, the option agreement, or the Plans, in the event your replacement options vest and you or your heirs and representatives exercise the replacement options such that shares are issued to you or your heirs and representatives within six months of the date of grant, you agree that you or your heirs and representatives will not dispose of any shares acquired prior to the six-month anniversary of the date of grant.

Sale of Shares
When you subsequently sell the shares acquired at exercise of your replacement options, you will not be subject to capital gains tax.

Withholding and Reporting
Your employer is not required to withhold tax when you exercise your replacement options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise of the replacement options.

Schedule C - 13

SCHEDULE C

GUIDE TO TAX ISSUES IN HUNGARY

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Hungary. This summary is based on the law in effect in Hungary as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hungary apply to your specific situation.

Tax Information

Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the grant of replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise your replacement options, you will be subject to income tax, solidarity tax (if applicable to your income level) and social insurance contributions on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Because your replacement options are granted to you by Flextronics and not by your local employer, you must pay both the employee social insurance contributions and the employer social insurance contributions.

Sale of Shares
When you subsequently sell any shares acquired at exercise of your replacement options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise. When calculating this gain, the sale price must be verified by Flextronics or the broker involved in the transaction.

Withholding and Reporting
Your employer is not required to withhold or report income tax, solidarity tax or social insurance contributions when you exercise your replacement options. You are responsible for reporting and paying any tax and social insurance contributions resulting from the exercise of your replacement options and the sale of your shares. You should keep all receipts in connection with any transaction for five years, as these receipts must be presented to the Hungarian tax authorities upon request.

Schedule C - 14

SCHEDULE C

GUIDE TO TAX ISSUES IN IRELAND

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Ireland. This summary is based on the law in effect in Ireland as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Ireland apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise your replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price, but you will not be subject to social insurance contributions.

You must report the details of the exercise (on Form RTS01) and pay income tax on the spread at the higher tax rate (currently 41%) within 30 days of exercise without an assessment by the tax inspector. If you are subject to income tax at the lower tax rate (currently 20%), you may apply to pay tax at the lower rate. However, if you do not receive permission to pay tax at the lower rate within 30 days of exercise, you must pay tax at the higher rate and seek a refund on any overpayment.

In addition, an “income levy” of 1.67% to 5% (depending on your annual income) applies to your gross income from all sources, including the spread. Certain limited exemptions apply. Please consult your personal tax advisor for further details about the income levy.

Sale of Shares
When you subsequently sell any shares acquired at exercise of your replacement options, you will be subject to capital gains tax to the extent any gain exceeds the annual exemption (currently €1,270). The taxable amount will be the difference between the net sale price and the fair market value of the shares at exercise.

Withholding and Reporting
Your employer is not required to withhold income tax or the income levy when you exercise your replacement options. Your employer is required to report the details of the exchange and the grant and exercise of your replacement options to the Revenue Commissioners (on Form SO2) by March 31 following the end of the tax year in which the Offer to Exchange, grant of replacement options or exercise occurred. You must report and pay any tax resulting from the exercise of your replacement options within thirty (30) days of exercise. You

Schedule C - 15

must also report the exercise of your replacement options in your annual tax return on or before October 31 following the year of exercise and report and pay any tax resulting from the sale of your shares.

If you are a director, shadow director, or a secretary of a Flextronics subsidiary in Ireland, please refer to your applicable option agreement regarding your additional reporting obligations related to the Offer to Exchange and the replacement options.

Schedule C - 16

SCHEDULE C

GUIDE TO TAX ISSUES IN ISRAEL

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Israel. This summary is based on the law in effect in Israel as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Israel apply to your specific situation.

Tax Information

Option Exchange
Under general tax principles in Israel, you will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) as a result of the exchange of eligible vested options for the grant of replacement options. However, Flextronics is seeking a tax ruling from the Israeli Tax Authorities (“ITA”) that may confirm that the exchange of your eligible vested options for the grant of replacement options is not taxable. (Such tax ruling may also confirm the tax treatment of your replacement options, as further discussed below. Flextronics will provide you with further details upon receipt of the tax ruling from the ITA.)

•	If a favorable tax ruling is granted by the ITA, you will not be taxed upon the exchange.
•	If a favorable tax ruling is not granted by the ITA, you will be taxed upon the exchange of eligible vested options. The taxable amount will be the value of the replacement options granted to you. Flextronics will determine and communicate to you the taxable amount at the time of the exchange.

Please note that, if a favorable tax ruling is not granted by the ITA and you are subject to tax upon the exchange of your eligible vested options, you will not be entitled to a refund of the amount on which you paid tax at the time of the exchange if you subsequently forfeit the replacement options received in the Offer to Exchange before they vest or are exercised.

You likely will not be subject to tax or social insurance contributions as a result of the exchange of eligible unvested options for the grant of replacement options. You should consult with your personal tax advisor regarding the potential tax consequences of the voluntary participation in the Offer to Exchange prior to making any decision whether to participate.

Grant of Replacement Options
If a favorable tax ruling is granted by the ITA, you will not be subject to tax when the replacement options are granted to you. If a favorable tax ruling is not granted by the ITA, you will be subject to tax when the replacement options are granted to you, to the extent you exchanged eligible vested options, as described above.

Exit Tax
If you cease to be a resident of Israel, your assets (including any replacement options and/or shares) will be deemed to be sold and you will be subject to tax on the deemed sales proceeds (the “Exit Tax”). However, payment of the Exit Tax may be deferred until the actual sale of the assets. Please consult your personal tax

Schedule C - 17

advisor regarding the tax treatment of your replacement options and/or shares if you cease to be a resident of Israel.

Exercise of Replacement Options and Sale of Shares
Due to legal requirements in Israel, your replacement options are restricted to the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.

You will be subject to income tax and social insurance contributions (i.e., national insurance and health tax contributions) on the difference (or “spread”) between the sale proceeds and the exercise price. The spread is treated as ordinary work income on which you will be subject to taxation at your marginal income tax rate.

Withholding and Reporting
Your employer is required to report the grant of the replacement options, as well as the exercise/sale to the ITA. Your employer is also required withhold any applicable tax and social insurance contributions when you exercise your replacement options and immediately sell the shares. You are responsible for reporting and paying any difference between the actual tax liability and the amount withheld.

Schedule C - 18

SCHEDULE C

GUIDE TO TAX ISSUES IN MALAYSIA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Malaysia. This summary is based on the law in effect in Malaysia as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
You will be subject to income tax, but not Employees Provident Fund contributions, when you exercise your replacement options and shares are issued to you on the difference (or “spread”) between the exercise price and the lower of (i) the fair market value2 of the shares on the date of exercise or (ii) the fair market value of the shares on the date the option vests.

Sale of Shares
When you subsequently sell any shares acquired at exercise of your replacement options, you will not be subject to tax on any gain realized, provided you are not in the business of buying and selling shares.

Withholding and Reporting
Your employer is required to withhold and report the grant and exercise of the replacement options to the Inland Revenue Board and will report the exercise of the replacement options on your annual remuneration return (the “EA Form”). You are responsible for paying any additional taxes due if your tax liability exceeds the amount withheld and for reporting the taxable income at exercise of your replacement options on your annual tax return.

In addition, if you are a director of a Flextronics subsidiary in Malaysia, please refer to your applicable option agreement regarding your additional reporting requirements related to the Offer to Exchange and the replacement options.

2 Please note that, for Malaysian tax purposes, the fair market value of the shares is the average of the high and low trading price of the shares on the relevant day.

Schedule C - 19

SCHEDULE C

GUIDE TO TAX ISSUES IN MEXICO

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Mexico. This summary is based on the law in effect in Mexico as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Mexico apply to your specific situation.

Tax Information

Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You likely will not be subject to social insurance contributions on the spread at exercise.

Sale of Shares
When you subsequently sell any shares acquired at exercise of the replacement options, you will be subject to income tax on any gain you realize, but will not be subject to any social insurance contributions. The taxable amount will be the difference between the sale price and the tax basis in the shares (i.e., the exercise price, plus any broker’s fees paid, as adjusted for inflation).

The tax treatment of gains from the sale of shares is complex in Mexico; therefore, you should consult your personal tax advisor.

Withholding and Reporting
Your employer is not required to withhold and report income tax and social insurance contributions (if applicable) when you exercise your replacement options. You are responsible for reporting any income and paying any applicable taxes resulting from the exercise of your replacement options and the sale of shares.

Schedule C - 20

SCHEDULE C

GUIDE TO TAX ISSUES IN THE NETHERLANDS

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in the Netherlands. This summary is based on the law in effect in the Netherlands as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.

Tax Information

Option Exchange
You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) as a result of the exchange of vested eligible options for the grant of replacement options if either of the following apply: (a) the eligible options first vested after January 1, 2005 or (b) the eligible options vested prior to January 1, 2005 but you filed an election form to defer taxation until exercise with the tax authorities. If either situation applies, you will be taxed on the value of the replacement options granted to you upon the expiration of the Exchange Offer. For the purpose of determining the value of the replacement options on the expiration date of the Exchange Offer, Flextronics will use standard valuation techniques (e.g., Black-Scholes) with which the Dutch tax authorities may or may not agree, which will take into account the fair market value of the shares at that time and the fact that the replacement options are not vested and can be forfeited.

Please note that if you terminate employment before you exercise your replacement options or your replacement options are otherwise forfeited, you may not be entitled to a refund of the tax paid at the time of the exchange.

You should not be subject to tax or social insurance contributions as a result of the exchange of eligible unvested options or for options that vested prior to January 1, 2005 (but for which no election to defer taxation was made) for the grant of replacement options.

You are strongly advised to consult with your personal tax advisor regarding the potential tax consequences of participating in this Offer to Exchange.

Cross-Border Tax Implications for Employees Who Transferred Out of the Netherlands
In a cross-border scenario in which your eligible options were granted while you were in the Netherlands and you subsequently transferred to another country, you will be subject to tax at the time of the exchange on your eligible vested options, as stated above, on a pro-rata basis. The pro-ration will be based on the percentage of time you spent working in the Netherlands as compared to the time you worked outside of the Netherlands between the grant of the exchanged eligible options and the first vest date of the exchanged eligible options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Schedule C - 21

Exercise of Replacement Options
When you exercise replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) on the fair market value of the shares acquired upon exercise, less any amount on which you paid tax at the time of the exchange.

Investment Tax
You will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including Flextronics’s shares). An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.

Sale of Shares
When you subsequently sell the shares acquired at exercise of your replacement options, you will not be subject to capital gains tax (provided you hold less than a 5% interest in Flextronics as a private investment).

Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) at the time of the exchange (if applicable) and at the exercise of your replacement options. It is your responsibility to report and pay any investment tax.

Schedule C - 22

SCHEDULE C

GUIDE TO TAX AND OTHER ISSUES IN SINGAPORE

The following is a general summary of the material tax consequences and other considerations of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Singapore. This summary is based on the law in effect in Singapore as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

Securities Exemption: The replacement options that you will receive if you choose to participate in the Offer to Exchange are being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA). You should note that such replacement option grant is hence subject to the general resale restriction under section 257 of the SFA and you shall not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares in Singapore of any of the shares acquired at exercise of the replacement options unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Cap 289, 2006 Ed.).

Tax Information

Option Exchange
You likely will be subject to tax as a result of the exchange of eligible options for the replacement options because the Inland Revenue Authority of Singapore (“IRAS”) likely will view the exchange as a taxable “release” of an existing right and a disposal of your eligible options. If the IRAS views the exchange as a “release” of an existing right, in theory, the taxable amount will be the difference between the open market price of the underlying shares at the time of the exchange and the exercise price of the options on the date of exchange (which likely will be a negative amount such that your taxable amount will be zero). In addition, you will not receive a credit for the tax paid upon the exchange, if any, when you subsequently exercise your replacement options. Flextronics will determine and communicate to you the taxable amount (if any).

Please note that, if the IRAS views the exchange as a “release” and you are subject to tax upon the exchange of your eligible options, if you subsequently forfeit the replacement options received in the Offer to Exchange before they vest or are exercised, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the exchange, if any.

You are strongly advised to consult with your personal tax advisor regarding the tax consequences of participating in the Offer to Exchange.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.

Schedule C - 23

In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised replacement options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the closing date, and (b) the exercise price. If you later exercise the replacement options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.

You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the replacement options.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on your replacement options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether your replacement options may qualify for favorable tax treatment under such a scheme.

Sale of Shares
When you sell the shares acquired at exercise of the replacement options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting
Generally, your employer is not required to withhold income tax when you exercise your replacement options. However, your employer will prepare a Form IR8A each year, including any taxable amount that you have derived pursuant to this exchange or the exercise of the replacement options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

If you are a director of a Flextronics subsidiary in Singapore, please review your applicable option agreement for additional reporting requirements related to the Offer to Exchange and the replacement options.

Schedule C - 24

SCHEDULE C

GUIDE TO TAX ISSUES IN SWEDEN

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Sweden. This summary is based on the law in effect in Sweden as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Sweden apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to tax on the difference (or “spread”) between the fair market value of shares on the date of exercise and the exercise price. You will not be required to pay social insurance contributions when you exercise the replacement options, but a general pension contribution will be collected through income tax withholding (to the extent you have not already exceeded the applicable contribution ceiling). In addition, your employer will pay social insurance contributions on the spread at exercise.

Sale of Shares
When you subsequently sell the shares you acquired at exercise of your replacement options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. As an alternative taxable amount, you may choose 80% of the sale proceeds provided the shares are listed on an exchange (e.g., Nasdaq Global Select Market). Capital gains tax is assessed at a flat rate of 30%.

If you realize a loss when you subsequently sell the shares, you will be able to deduct the loss against certain capital gains during the same year. A tax deduction corresponding to a percentage of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year. The deductible amount is 30% of the portion of the loss not exceeding SEK100,000 and 21% of any remaining portion of the loss.

Withholding and Reporting
Your employer is required to report income tax on any income you derive from the replacement options. As noted above, a general pension contribution will be collected through income tax withholding (to the extent you have not already exceeded the applicable contribution ceiling) and your employer will pay social insurance contributions on the spread at exercise. You are required to inform your employer that you have

Schedule C - 25

purchased shares and to disclose the amount of taxable income by no later than then end of the month following exercise.

Additionally, when you exercise the replacement options, you must report the income realized as compensation income on your personal income tax return for the year of exercise. The amount you report should correspond to the amount reported by your employer on your annual salary statement. You will also be responsible for paying any taxes due from the sale of the shares. It is your responsibility to declare the sale of shares on your individual income tax return and to pay taxes due as a result of the sale.

Schedule C - 26

SCHEDULE C

GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax Taiwan. This summary is based on the law in effect in Taiwan as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social insurance contributions on the spread.

Sale of Shares
When you subsequently sell the shares acquired at exercise of the replacement options, you will not be subject to tax on any gain, provided the sale takes place before January 1, 2010. After January 1, 2010, such gain may be subject to alternative minimum tax.

Withholding and Reporting
Your employer is not required to withhold income tax when you exercise the replacement options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the replacement options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise of the replacement options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

Schedule C - 27

SCHEDULE C

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Terms of New Option Grant
The replacement options are subject to your agreement to pay the employer national insurance contributions (“NICs”) on the income at exercise of the option and to execute a joint election with Flextronics and/or your employer to shift the employer NICs to you. Note that your eligible options were not subject to a joint election for your payment of the employer NICs and you are strongly advised to consult with your personal tax advisor regarding the tax consequences of the voluntary participation in the Offer to Exchange and the transfer of employer NICs to you.

Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee NICs on the spread when you exercise the replacement options. Pursuant to a joint election between you and Flextronics and/or your employer, you will also be liable for employer NICs on the spread when you exercise the replacement options. Your employer will calculate the income tax and NICs due on exercise of the replacement options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in the applicable option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the replacement options; otherwise, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.

Sale of Shares
When you subsequently sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the

Schedule C - 28

date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate (currently 18%). Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100).

Furthermore, if you acquire other shares in Flextronics, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.

Withholding and Reporting
Your employer is required to withhold income tax and NICs, as described above. On your employer’s annual tax and share plan returns, your employer is also required to report to HMRC the details of the exchange, the grant of the replacement options, the exercise of the replacement options, other related income and any tax withheld. You are responsible for reporting the exercise of the replacement options and for reporting and paying any tax resulting from the sale of shares.

Schedule C - 29